UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒         Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Playa Hotels & Resorts N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

[●], 2022

Dear Playa Hotels & Resorts N.V. Shareholders:

You are cordially invited to attend the annual general meeting of shareholders (the “AGM”) of Playa Hotels & Resorts N.V. (“Playa” or the “Company”), which will be held on Thursday, May 12, 2022, at 11:00 a.m. Central European Summer Time (CEST), at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

During the AGM, shareholders will be asked to vote on the appointment of directors; the adoption of the Dutch Statutory Annual Accounts for fiscal year 2021; the ratification of the selection of Deloitte & Touche LLP as Playa’s independent registered public accounting firm for fiscal year 2022; the instruction to Deloitte Accountants B.V. for the audit of Playa’s Dutch Statutory Annual Accounts for fiscal year 2022; a non-binding, advisory vote to approve the compensation of our named executive officers; the discharge from liability for Playa’s directors with respect to the performance of their duties in 2021; the authorization of the Board of Directors to acquire shares (and depository receipts for shares) in the Company’s capital; and the delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights (each a “Proposal” and together the “Proposals”).

The enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement contain details regarding each of the Proposals, the AGM and other matters. We encourage you to review these materials carefully.

Thank you for your continued support of Playa. We look forward to seeing you on May 12, 2022.

Very truly yours,

Bruce D. Wardinski

Chairman and Chief Executive Officer

Playa Hotels & Resorts N.V.

The accompanying proxy statement is dated [●] and is first being mailed to the shareholders of Playa on or about [●].

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 12, 2022

The Board of Directors of Playa Hotels & Resorts N.V. (“Playa” or the “Company”) is pleased to convene the Company’s annual general meeting of shareholders (the “AGM”), which will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands on May 12, 2022 at 11:00 a.m. Central European Summer Time (“CEST”), for the following purposes:

1.	Opening

2.	Appointment of directors (voting items)

3.	Discussion of our Dutch Statutory Annual Report for the fiscal year ended December 31, 2021 (the “Annual Report”) (discussion item)

4.	Adoption of our Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2021 (the “Annual Accounts”) (voting item)

5.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (voting item)

6.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022 (voting item)

7.	A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (voting item)

8.	Discussion of our dividend and reservation policy (discussion item)

9.	Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2021 (voting item)

10.	Authorization of the Board of Directors to acquire shares (and depository receipts for shares) in the capital of the Company (voting item)

11.

Delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital (voting item)

12.	Closing

No business will be voted on at the AGM except for the items which are indicated above as being “voting items.” Those voting items have been proposed to the AGM by our Board of Directors.

Please refer to the accompanying proxy statement for further information with respect to the aforementioned voting items. The record date under Dutch law (registratiedatum) for the AGM is April 14, 2022 (the “Record Date”). The Board of Directors has determined that the Company’s shareholders’ register and the register maintained for shares in the Company’s capital by the Company’s U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the AGM. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to shares in the Company’s capital on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the AGM and, if relevant, vote at the AGM in person or by proxy. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.

Shareholders who wish to attend and, if relevant, vote at the AGM must notify the Company in writing of their identity and intention to attend the AGM no later than 5:59 a.m. CEST on May 11, 2022 (the “Cut-Off Time”), such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida 33323 to the attention of the Company’s Secretary. In addition, proper identification, such as a driver’s license or passport, must be presented at the AGM.

Please note that, due to the ongoing effects of the COVID-19 pandemic, health and safety guidelines may be imposed by the Dutch government with respect to our AGM. For that reason, we urge shareholders to vote by proxy, as described below. If you do decide to attend in person, we may be required to implement additional security measures in order to safeguard the orderly proceedings at the meeting. Although we are planning to hold the AGM in person, we are planning for the possibility that the AGM may be held solely by means of remote communication in a virtual format if required due to health and safety guidelines and if permitted under Dutch law. If we take this step, we will announce the decision to do so as soon as practicable in advance of the AGM on our website, www.playaresorts.com, and by issuing a press release.

Copies of the Annual Accounts and our Annual Report will be available for inspection by shareholders at our registered offices in the Netherlands, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands. Such copies will be available for inspection from the date of this notice until the close of our AGM. The proxy materials, including the aforementioned copies, will be posted on www.proxyvote.com and on the Company’s website, www.playaresorts.com.

Attendance at the AGM is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. CEST and the AGM will begin at 11:00 a.m. CEST on May 12, 2022. Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the AGM.

It is important that your shares be represented at the AGM regardless of whether you plan to attend in person. If you do not expect to attend the AGM in person, you may vote your shares after the Record Date but no later than the Cut-Off Time by (i) voting online at www.proxyvote.com, (ii) voting by telephone by following the “Vote by Phone” instructions on the proxy card, or (iii) marking, signing, dating and returning the accompanying proxy card accordingly for all of the shares you may vote. If you will be present at the AGM in person and have also provided a proxy or voted online or by telephone, you may revoke your proxy prior to the Cut-Off Time and vote in person at the AGM.

If you wish to vote the shares you beneficially own through a bank, broker, trust company or other nominee in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares.

By Order of the Board of Directors,

Bruce D. Wardinski

Chairman and Chief Executive Officer

[●], 2022

HIGHLIGHTS	1
ABOUT THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS	2
OUR COMPANY	7
MATTERS TO BE VOTED UPON	8
Item 1. Appointment of Directors	8
Item 2. Adoption of the Annual Accounts for the fiscal year ended December 31, 2021	12
Item 3. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022	13
Item 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022	14
Item 5. Advisory vote to approve the compensation of the Company’s Named Executive Officers	15
Item 6. Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2021	16
Item 7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company	17
Item 8. Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital	18
AUDIT COMMITTEE MATTERS	19
Policy for Pre-Approval of Audit and Permitted Non-Audit Services	19
Auditor Fees and Services	19
Audit Committee Report	20
CORPORATE GOVERNANCE AND BOARD MATTERS	21
Corporate Governance Profile	21
Our Board	21
Board Diversity Matrix	22
Director Independence	22
Board Committees	25
Code of Business Conduct and Ethics	28
Stock Ownership Guidelines	29
Hedging and Pledging of Company Securities	29
Risk Oversight	29
Social and Environmental Commitment	30
DIRECTOR COMPENSATION	32
EXECUTIVE OFFICERS	33
SIGNIFICANT EMPLOYEES	35
COMPENSATION DISCUSSION AND ANALYSIS	36
Our Named Executive Officers	36
Compensation Philosophy and Objectives	36
Elements of Named Executive Officer Compensation	40
Compensation Process	41
2021 Compensation Decisions	43
2022 Compensation Outlook	46
Compensation Committee Report	47
EXECUTIVE COMPENSATION TABLES	48
Summary Compensation Table	48
Grants of Plan Based Awards Table	49
Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table	49
Outstanding Equity Awards at Fiscal Year-End	54
Potential Payments Upon Termination or Change in Control	55
Pay Ratio	57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	59
Review, Approval or Ratification of Transactions with Related Persons	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
COMMUNICATIONS WITH DIRECTORS; WEBSITE ACCESS TO OUR CORPORATE DOCUMENTS	68
OTHER PROXY MATTERS	69
Information About Our 2023 Annual General Meeting: Shareholder Proposals and Shareholder Access	69

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

PROXY STATEMENT

PROXY STATEMENT OVERVIEW

The Board of Directors (the “Board”) of Playa Hotels & Resorts N.V. (“Playa” or the “Company”) is soliciting proxies for the Company’s annual general meeting of shareholders (the “AGM”), which will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands on May 12, 2022 at 11:00 a.m. Central European Summer Time (“CEST”). At the AGM, shareholders will be asked to vote on the matters outlined in the Notice of the Annual General Meeting of Shareholders. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about [●], 2022.

2021 STRATEGIC AND OPERATIONAL HIGHLIGHTS

The coronavirus (COVID-19) pandemic continued to present unprecedented challenges in 2021, as the effects of the pandemic and related governmental responses had a significant adverse impact on the global economy, the travel and hospitality industries and our business starting in the first quarter of 2020.

The year began with many of the challenges presented by the COVID-19 pandemic continuing to severely impact the travel and hospitality industries and the global economy. Although we had made great strides during 2020 with the reopening of the majority of our resorts, our occupancies remained significantly depressed compared to pre-pandemic levels. Our occupancy for the first quarter of 2021 was just 31.6% compared to 80.1% for the first quarter of 2019. As a result, we continued to experience depletion of our cash balances. Given the severe impact on our occupancies and the high degree of uncertainty, we raised approximately $138.0 million in equity capital through an underwritten public offering in January 2021. We also continued to optimize our resort portfolio while enhancing liquidity by selling two resorts in Mexico for a combined total gross consideration of approximately $89.5 million.

The significant acceleration of the distribution of COVID-19 vaccines in the United States starting at the end of the first quarter led to a significant surge in our bookings. Our occupancy rates improved sequentially each quarter of 2021, with our bookings pacing favorably compared to 2020 and 2019, and we began generating positive resort-level cash flow in the second quarter of 2021.

Our focus on our direct bookings platform served as a major competitive advantage in 2020 and 2021, as many third party guest sourcing channels remained extremely depressed. Combined with our targeted marketing efforts and the attractive relative value proposition of our all-inclusive resort experience, our strategic focus resulted in attracting many first-time all-inclusive guests. We believe many of our guests are choosing destinations and resorts based on the quality of the experience provided, rather than price. With this in mind, we made the conscious decision to deliver the highest quality experience possible, and price it accordingly rather than compete based on price with, what we believe to be, inferior resort experiences. Our guest satisfaction scores reinforce our belief that we are delivering on the experience that our guests expect when paying premium rates. This strategic focus served us well as the year progressed, as the Company reported exceptional Owned Resort earnings before interest, taxes, depreciation and amortization (EBITDA) margins during the second half of the year, despite our occupancy rates remaining well below pre-pandemic levels. We believe our strategy is consistent with what guests desire and will help distinguish our competitive positioning in the Company’s respective markets going forward.

With respect to our resort portfolio, we announced a new strategic partnership with Wyndham Hotels and converted two of our resorts in Mexico to the new Wyndham Alltra all-inclusive brand in December. We believe Wyndham’s loyalty program database and strong brand recognition in the mid-scale segment will improve our prospects for growth in this significant segment of the market.

While the pandemic continues to present significant challenges, our pace of bookings has remained robust thus far in 2022 and gives us a sense of optimism as travel trends continue to normalize.

ABOUT THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

WHY HAVE I RECEIVED THESE MATERIALS?

You are receiving this proxy statement because you were a registered shareholder or beneficial owner of shares of Playa on the Record Date (as defined below) for Playa’s 2022 AGM. These materials are being furnished in connection with the solicitation of proxies by and on behalf of the Board for use at our AGM. This proxy statement and the accompanying proxy card are first being made available to you on or about [●].

WHEN AND WHERE WILL THE AGM BE HELD?

The 2022 AGM will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands, on May 12, 2022 at 11:00 a.m. CEST for the purpose of discussing and, where relevant, voting on the agenda items described in this proxy statement.

WHICH NON-VOTING ITEMS WILL BE DISCUSSED?

The following agenda items will be discussed at the AGM, but will not be voted on:

1.	Our Dutch Statutory Annual Report for the fiscal year ended December 31, 2021, which has been made available for inspection in accordance with applicable law; and

2.

Our dividend and reservation policy, which is not to distribute any profits in the near future and to add any such profits to the Company’s reserves for general corporate purposes, such as funding the development and expansion of the Company’s business, making future investments, financing capital expenditures and enhancing the Company’s liquidity position. If and when the Company does intend to distribute a dividend, such dividend may be distributed in the form of cash only or shares only, through a combination of the foregoing (cash and shares) or through a choice dividend (cash or shares), in each case subject to applicable law.

WHAT AM I VOTING ON?

You will be voting on the following matters proposed by the Board (each a “Proposal” and collectively, the “Proposals”):

1.	Appointment of directors;

2.	Adoption of the Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2021 (the “Annual Accounts”);

3.	Ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

4.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022;

5.	A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”);

6.	Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2021;

7.	Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company; and

8.

Delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital (the “Issuance Authorization”)

WHAT VOTE IS REQUIRED TO ADOPT EACH OF THE PROPOSALS?

Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed at the AGM from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the AGM, unless the nomination is overruled at the AGM by a resolution against the appointment of the candidate adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Board.

Other than for the appointment of directors, each Proposal requires the affirmative vote of a simple majority of the valid votes cast at the AGM, provided that the Issuance Authorization requires the affirmative vote of a two-thirds majority of the valid votes cast at the AGM if less than half of the Company’s share capital is represented at the meeting. A quorum of at least one-third of the issued and outstanding share capital is separately required for the adoption of each Proposal. If a quorum of at least one-third of the issued and outstanding share capital is not represented in person or by proxy with respect to any Proposal, such Proposal cannot be validly adopted at the AGM. References to shares being “outstanding” are to shares that form part of the Company’s issued share capital which are not held by the Company itself or by a subsidiary of the Company.

Dutch law and the Company’s Articles of Association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the AGM but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as shares present at the AGM or for the purpose of determining the number of votes cast with respect to those matters.

HOW DOES THE BOARD RECOMMEND THAT I VOTE?

The Board unanimously recommends that our shareholders vote “FOR” the appointment of each director; “FOR” the adoption of the Annual Accounts; “FOR” the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022; “FOR” the advisory vote to approve the compensation of the Company’s named executive officers; “FOR” the discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2021; “FOR” the authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company; and “FOR” the delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital.

WHO IS ENTITLED TO VOTE AND HOW MANY VOTES DO THEY HAVE?

Dutch law provides that the record date for the AGM must be 28 days prior to the date of the AGM; thus, the record date is April 14, 2022 (the “Record Date”). The Board has determined that the Company’s shareholders’ register and the register maintained for shares in the Company’s capital by the Company’s U.S. transfer agent are the relevant registers for determining who is entitled to attend and, if relevant, vote at the AGM. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to shares in the Company’s capital on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the AGM and, if relevant, vote at the AGM in person or by proxy. Unless the context requires otherwise, references in this proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.

As of the close of business on [●] (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] ordinary shares, €0.10 par value of the Company (“Ordinary Shares” or “Playa shares”) outstanding and entitled to vote. Each Playa share carries the right to cast one vote on each Proposal. Shareholders do not have cumulative voting rights.

HOW DO I VOTE BEFORE THE AGM?

If you are a registered shareholder, meaning that you hold your shares through an account with our transfer agent, Computershare, you can vote by mail, by completing, signing and returning the accompanying proxy card or you may vote online at www.proxyvote.com or by telephone by following the “Vote by Phone” instructions on the proxy card.

If you are a beneficial owner of Playa shares and hold your shares through a bank, broker, trust company or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Playa shares you beneficially own. If you wish to vote the Playa shares you beneficially own directly either in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Playa shares.

Given the time of the meeting in the Netherlands, in order for your mailed, telephonic or online vote to be counted, it must be received on or before 5:59 a.m. CEST on May 11, 2022 (the “Cut-Off Time”). The official electronic voting results will be those reported by our vote tabulator, Broadridge, in its final report to be provided promptly following the Cut-Off Time. Proxies delivered or votes received online or by telephone after the Cut-Off Time will be disregarded.

MAY I VOTE AT THE AGM?

You may vote your shares at the AGM if you attend in person. Even if you plan to attend the AGM, we encourage you to vote your shares by proxy, by telephone or online.

Please note that, due to the ongoing effects of the COVID-19 pandemic, health and safety guidelines may be imposed by the Dutch government with respect to our AGM. For that reason, we urge shareholders to vote by proxy, as described below. If you do decide to attend in person, we may be required to implement additional security measures in order to safeguard the orderly proceedings at the meeting. Although we are planning to hold the AGM in person, we are planning for the possibility that the AGM may be held solely by means of remote communication in a virtual format if required due to health and safety guidelines and if permitted under Dutch law. If we take this step, we will announce the decision to do so as soon as practicable in advance of the AGM on our website, www.playaresorts.com, and by issuing a press release.

IF YOU PLAN TO ATTEND IN PERSON:

Attendance at the AGM is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. CEST and the AGM will begin at 11:00 a.m. CEST on May 12, 2022. Each shareholder desiring to attend the AGM in person MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the

Cut-Off Time to indicate your identity and your plan to attend. Such registration must be made to the Company in writing (such notice to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida 33323 to the attention of the Company’s Secretary) prior to the Cut-Off Time. Failure to comply with these requirements may preclude you from being admitted to the AGM.

CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote at any time before the Cut-Off Time. You may revoke your proxy prior to the Cut-Off Time (1) by submitting a properly signed proxy card with a later date, or (2) by voting in person at the AGM.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxies that are signed and returned prior to the Cut-Off Time but do not contain instructions will be voted “FOR” each director and “FOR” each of the other Proposals.

WHAT HAPPENS IF I FAIL TO VOTE OR ABSTAIN FROM VOTING?

If you do not exercise your vote because you do not submit a properly executed proxy card to the Company, and do not vote online or by telephone, in accordance with the instructions contained in this proxy statement in a timely fashion or by failing to attend the AGM to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter (a “failure to vote”), it will have no effect on a Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, such broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the Playa shares in its discretion on such matters. For the avoidance of doubt, if a shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Playa shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of each such Proposal in accordance with the recommendation of the Board, and it will not be considered a failure to vote.

IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters, such as the appointment of our directors, without instructions from you. You should therefore instruct your broker, bank, trust company or other nominee as to how to vote your Playa shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal that is a non-routine matter, this will be considered to be a “broker non-vote” and your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal. However, your broker, bank, or trust company is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares, in which case your shares will count for purposes of determining whether a quorum is present with respect to that Proposal.

Beneficial owners of Playa shares held through a broker, bank, trust company or other nominee may not vote the underlying shares at the AGM, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Playa shares.

WHAT HAPPENS IF I TRANSFER MY PLAYA SHARES BEFORE THE AGM?

The Record Date for the AGM is earlier than the date of the AGM. If you transfer your Playa shares after the Record Date, you will retain your right to attend and vote at the AGM.

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and we may, upon request, reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our shares. The solicitation of proxies by the Board will be conducted by mail and also through the Internet. In addition, certain members of the Board, as well as our officers and regular employees may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication.

OUR COMPANY

Playa is a leading owner, operator, manager and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of December 31, 2021, Playa owned and/or managed a total portfolio consisting of 22 resorts (8,366 rooms) located in Mexico, Jamaica, and the Dominican Republic:

•

In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Wyndham Alltra Cancún, Wyndham Alltra Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta, and Hyatt Ziva Los Cabos;

•	In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa, and Jewel Paradise Cove Beach Resort & Spa;

•	In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana, and Hyatt Ziva Cap Cana; and

•	Playa owns two resorts in the Dominican Republic that are managed by a third-party and manages five resorts on behalf of third-party owners.

Playa’s strategy is to leverage its globally recognized brand partnerships and proprietary in-house direct booking capabilities to capitalize on the growing popularity of the all-inclusive resort model and reach first-time all-inclusive consumers in a cost effective manner. We believe that this strategy should position us to generate attractive returns for our shareholders, build lasting relationships with our guests, and enhance the lives of our associates and the communities in which we operate.

As of December 31, 2021, we directly and indirectly employed approximately 12,300 employees worldwide at our corporate offices and on-site at our resorts.

MATTERS TO BE VOTED UPON

Item 1. Appointment of Directors

Our Board currently consists of eight directors, each of whom is either an executive director or a non-executive director pursuant to applicable Dutch law.

One of our directors, Mr. Mahmood Khimji, was designated to the Board pursuant to the Shareholder Agreement dated as of May 31, 2018 (the “2018 Shareholder Agreement”), among the Company, JCSD Trustee Services Limited (“JCSD”) and X Fund Properties Limited (“XFUND”), companies affiliated with Sagicor Group Jamaica Limited (collectively “Sagicor”).

In addition, one of our current directors, Mr. Richard B. Fried, was designated to the Board pursuant to the Shareholder Agreement dated as of March 10, 2017 (the “2017 Shareholder Agreement”), by and among Porto Holdco B.V. (“Porto Holdco”), TPG Pace Sponsor, LLC (“Pace Sponsor”), HI Holdings Playa B.V. (“HI Holdings”), Cabana Investors B.V. and Playa Four Pack, L.L.C. (together with Cabana Investors B.V., “Cabana”). Mr. Fried was designated by Cabana, an affiliate of Farallon Capital Management, L.L.C. (“Farallon”). However, following the sale of its remaining ordinary shares in November 2021, Cabana no longer has the right to designate any directors to the Board pursuant to the 2017 Shareholder Agreement. Mr. Fried is not standing for re-election and his term as director will expire at the AGM on May 12, 2022.

Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed at the AGM from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the AGM, unless the nomination is overruled at the AGM by a resolution against the appointment of the candidate adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Board.

If appointed, each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office as described below. The Board has unanimously adopted resolutions to make the following binding nominations:

1.	The Board has nominated Bruce D. Wardinski to serve as an executive director for a term ending immediately after the annual general meeting of shareholders of the Company to be held in 2023; and

2.

The Board has nominated Hal Stanley Jones, Mahmood Khimji, Elizabeth Lieberman, Maria Miller, Leticia Navarro and Karl Peterson to serve as non-executive directors for a term ending immediately after the annual general meeting of shareholders of the Company to be held in 2023.

The Board recommends a vote “FOR” the appointment of each director.

Each of the proposed appointments is considered a separate voting item under Dutch law. Set forth below is information regarding each director nominee’s age, principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board that such person should serve as one of our directors. Ages are given as of the date of the AGM. Each nominee is currently on the Board as a director and each has consented to act as a director of Playa if appointed at the AGM.

Bruce D. Wardinski, 62, has served as our Chairman and Chief Executive Officer since March 12, 2017. Mr. Wardinski previously served as Chief Executive Officer of Playa Hotels & Resorts B.V. (our “Predecessor”) and a director of our Predecessor since August 2013 and previously served on the board of directors of our Predecessor’s prior parent. In 2006, Mr. Wardinski founded our Predecessor’s prior parent and served as its Chief Executive Officer and Chairman of its board of directors from May 2006 to August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline and served as founding chairman of our Predecessor’s board of directors. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation. Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation (NASDAQ: HST), a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation (NASDAQ: MAR) from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation, where he served as chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and Goodyear International in Caracas, Venezuela. Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science and from the Wharton School of Business at the University of Pennsylvania with a Master of Business Administration. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the boards of directors of DiamondRock Hospitality (NYSE: DRH), the George Mason University Foundation, Inc. and the Board of Advisors of the College of Business at James Madison University.

Areas of expertise: Hotel Real Estate and Development, Hotel Operations, Capital Markets, Corporate Governance, Finance and Accounting, and Business Head/Corporate Management.

Hal Stanley Jones, 69, has served as a non-executive director since March 12, 2017. Mr. Jones previously served as a director of our Predecessor since 2013. Mr. Jones served as Chief Financial Officer of Graham Holdings Company (NYSE: GHC), a diversified education and media company from 2013 until 2018. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company, an American daily newspaper, the most widely circulated newspaper published in Washington, D.C. From January 2009 to September 2013, he served as the Senior Vice President – Finance and Chief Financial Officer. From January 2008 to December 2009 he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006 he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors and audit committee of Lumen Technologies (NYSE: LUMN) since December 2019, and Carolina Migrant Network, a non-profit entity that provides legal assistance. Mr. Jones received a Bachelor of Arts from the University of Washington and a Master of Business Administration from the University of Chicago Graduate School of Business.

Areas of expertise: Capital Markets, Finance and Accounting, SEC Reporting, Cyber Security, and SOX/Risk Management.

Mahmood Khimji, 61, was designated by the binding nomination of Sagicor pursuant to the 2018 Shareholder Agreement and has served as an interim non-executive director since March 25, 2021 and as a non-executive director since June 29, 2021. Mr. Khimji is a founding Principal of Highgate, a leading real estate investment and hospitality management company, and has been involved in all aspects of Highgate’s development since its founding in 1988. Prior to founding Highgate, Mr. Khimji practiced law at Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji is the chairman of the board of directors of Sagicor Financial Corporation Limited and is a member of the boards of directors of American Hotel Income Properties and Canyon Bancorporation, Inc. Mr. Khimji also serves on the National Committee of Aga Khan Foundation USA, on the boards of Aga Khan Museum and the Asia Society, and on the Board of Visitors for Columbia Law School. He attended the University of British Columbia, and received a Bachelor of Arts from the University of Houston and a Juris Doctor from Columbia Law School.

Areas of expertise: Hotel Real Estate and Development, Hotel Operations, Capital Markets, Finance and Accounting, and Sales and Marketing.

Elizabeth Lieberman, 71, has served as a non-executive director since March 12, 2017. Ms. Lieberman was previously identified as a director nominee to our Predecessor’s board of directors and attended board meetings of our Predecessor from March 2015 through our formation transactions as a consultant to our Predecessor’s board of directors. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. She provided consulting services to Crestline Hotels during 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, she provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to her appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott, heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, she served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott Corporation (now Marriott International) from 1988 to 1995. Prior to joining Marriott, Ms. Lieberman worked at the Washington D.C. law firm of Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a Bachelor of Science from Nebraska Wesleyan University in Lincoln, Nebraska, and a Juris Doctor from The Catholic University of America, Columbus School of Law in Washington, D.C.

Areas of expertise: Hotel Real Estate and Development, Hotel Operations, Corporate Governance, and Sales and Marketing.

Maria Miller, 65, is a marketing executive with over 30 years of experience in innovative marketing and digital communications which includes the consumer products, financial services, e-commerce, travel, cruise and hospitality industries. She was appointed to the Board as an interim non-executive director on March 25, 2021 and as a non-executive director on June 29, 2021. She has held several C-suite and executive level positions with expertise leading innovative marketing and digital strategies to deliver profitable growth and superior business results. Most recently, Ms. Miller spent eight years in the cruise industry. From 2017 to 2019, she served as Chief Marketing Officer for Bahamas Paradise Cruise Line. Prior to that, she was Senior Vice President – Chief Marketing Officer for Norwegian Cruise Line from 2009 to 2015. Ms. Miller also held various senior marketing roles at several companies, including Dave and Buster’s, Inc., Elance, Inc. (now Upwork), Avis Rent A Car, Inc. and American Express. She currently serves on the board of directors of Gannett Co., Inc. (NYSE: GCI). Ms. Miller earned a Bachelor of Science from New York University and a Master of Business Administration from Stanford University Graduate School of Business.

Areas of expertise: Hospitality, Sales and Marketing, and Travel Industry.

Leticia Navarro, 68, is an entrepreneur who formerly served as the Secretary of Tourism of Mexico in President Vicente Fox’s cabinet from 2000 to 2003. She was appointed to the Board as an interim non-executive director on March 25, 2021 and as a non-executive director on June 29, 2021. She has extensive business experience, most recently as the CEO and International VP of DHL Express Mexico from 2003 to 2008, and previously as the worldwide CEO of Jafra Cosmetics, then a subsidiary of The Gillette Co. She has served as a board member of Alta Growth Capital, a Mexican private equity fund, since 2014, and is a board member for several private companies, including CTS (Corporate Travel Services), Teletec, Turistore, Consolid, and Grupo Empresarial Maldonado. She is actively involved with non-governmental organizations and institutes in Mexico and abroad related to education. Ms. Navarro earned a Bachelor of Business Administration from the Universidad Autónoma de Mexico and a Master in Mexican History from the Instituto Cultural Helénico Mexico.

Areas of expertise: Hospitality, Corporate Governance, Human Capital Management, Sales and Marketing, and Travel Industry.

Karl Peterson, 51, has served as a non-executive director since March 12, 2017. Mr. Peterson served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Porto Holdco from January 2017 until consummation of our formation transactions and as President and CEO of Pace since its inception. Mr. Peterson is a Senior Partner of TPG Global, LLC (“TPG”) and is the Managing Partner of TPG Pace Group, TPG’s effort to sponsor SPACs and other permanent capital solutions for companies. Since rejoining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com. He led the business from its launch through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves as chairman of the boards of Sabre Corporation (NASDAQ: SABR) and Accel Entertainment (NYSE: ACEL), and as a director of Vacasa, Inc. (NASDAQ: VCSA), TPG Pace Beneficial Finance Corp. (NYSE: TPGY) and TPG Pace Beneficial II Corp. (NYSE: YTPG). Mr. Peterson also served on the boards of Caesars Acquisition Company from 2013 to 2017 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration.

Areas of expertise: Real Estate, Capital Markets, Corporate Governance, Finance and Accounting, and Sales and Marketing.

Director Qualifications

The Nominating and Governance Committee of our Board has prepared policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board; such policies are posted on our website, www.investors.playaresorts.com. Generally, the Nominating and Governance Committee considers the entirety of each candidate’s qualifications and credentials. At a minimum, all candidates for director must possess: high personal and professional ethics and integrity; an ability to exercise sound judgment; an ability to make independent analytical inquiries; an ability and willingness to devote sufficient time and resources to diligently perform Board duties; appropriate and relevant business experience and acumen; and a reputation consistent with the image and reputation of the Company. In addition to the foregoing minimum qualifications, the Nominating and Governance Committee believes that there are other qualities that should be taken into consideration when considering whether to recommend a candidate, such as the candidate’s conflicts of interest or affiliations with the Company’s competitors and his/her demographic background (gender, race, ethnicity, nationality, to name a few) and LGBTQ+ status. The Nominating and Governance Committee considers candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the Nominating and Governance Committee. In addition, pursuant to our Board Rules a majority of the members of the Board must meet the criteria for independence under (i) the NASDAQ listing rules, as in effect from time to time and as interpreted by our Board in its business judgment, and (ii) the Dutch Corporate Governance Code (“DCGC”), to the extent reasonably practicable.

The above-mentioned attributes, along with the leadership skills and other experiences of our officers and our Board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth and to promote the interests of our other stakeholders.

The Board recommends that shareholders vote “FOR” the appointment of Bruce D. Wardinski as executive director and each of the other nominees discussed above as non-executive directors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 2. Adoption of Annual Accounts for the fiscal year ended December 31, 2021

At the AGM, as required under Dutch law and the Company’s Articles of Association, our shareholders will be asked to adopt the Annual Accounts. The Annual Accounts have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union on a consolidated basis and prepared under Dutch generally accepted accounting principles on a standalone basis. The Annual Accounts do not represent consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2021 that were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Companies domiciled in the United States are not generally required to obtain shareholder adoption of annual accounts.

As required under Dutch law, our shareholders will be asked to adopt the Annual Accounts.

A copy of the Annual Accounts is available free of charge under the “Other Documents” section of our website at www.investors.playaresorts.com and at our registered office in the Netherlands at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to adopt the Annual Accounts. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the adoption of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022

The Audit Committee recommended and the Board has approved Deloitte as the Company’s independent registered public accounting firm to audit the Company’s U.S. GAAP consolidated financial statements for the fiscal year ending December 31, 2022. In addition, the Board has directed that management submit the selection of Deloitte as the independent registered public accounting firm for ratification by the shareholders at the AGM. Please see the section entitled “Audit Committee Matters” for the aggregate fees for professional services rendered by Deloitte for the Company and our subsidiaries for the years ended December 31, 2021 and 2020.

Shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by Playa’s Articles of Association or otherwise. However, if shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. No representatives of Deloitte are expected to be present at the AGM, but will be available telephonically if needed to respond to appropriate questions.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. We do not expect to receive broker non-votes in connection with this proposal.

The Board recommends that shareholders vote “FOR” the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022

Pursuant to Dutch law, the AGM is authorized to appoint an auditor to audit the Company’s Dutch Statutory Annual Accounts. Based on the recommendation of the Audit Committee, the Board proposes to the AGM that Deloitte Accountants B.V. be instructed to serve as the auditor who will audit our Dutch Statutory Annual Accounts as required by Dutch law for the year ending December 31, 2022. No representatives of Deloitte Accountants B.V. are expected to be present at the AGM, but will be available telephonically if needed to respond to appropriate questions.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required for the instruction to Deloitte Accountants B.V. for the audit of the Company’s Statutory Annual Accounts for the fiscal year ending December 31, 2022. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 5. A non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a nonbinding advisory resolution to approve the compensation of its named executive officers.

We urge shareholders to read the section titled “Compensation Discussion and Analysis” of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing in this proxy statement, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board believe that our policies and procedures as disclosed in this proxy statement properly link executive compensation to Company performance and align the interests of our executive officers with those of our shareholders.

The Company is asking for shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement.

Accordingly, the Company is asking its shareholders to vote on the following resolution at the AGM:

“RESOLVED, that the annual general meeting approves, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2022 annual general meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote, commonly referred to as a “Say-On-Pay” vote, is nonbinding on the Board. Although nonbinding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program. At our annual general meeting in 2021, our shareholders approved this proposal with over 97% of the total votes cast voting in favor.

We have adopted a policy of holding our Say-on-Pay vote annually in accordance with good governance practice. Unless the Board modifies its policy on the frequency of future Say-on-Pay votes, the next advisory Say-on-Pay vote will be at the 2023 annual general meeting.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to approve the advisory vote on the compensation of our named executive officers. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the advisory vote on the compensation of our named executive officers, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 6. Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2021

At the AGM, our shareholders will also be asked to grant a discharge to the directors of the Company from their liability with respect to the performance of their duties as directors of the Company during 2021. The scope of the discharge extends to the facts that are apparent from the Annual Accounts or the Annual Report, and facts that are otherwise known to the general meeting of shareholders.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the discharge to the directors. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the granting of discharge from liability to the directors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company

At the AGM our shareholders will also be asked to authorize the Board to perform, on the Company’s behalf, acquisitions of fully-paid up shares, or depository receipts for shares, in the capital of the Company for a period of 18 months following the date of the AGM by any means, including through derivative products, private purchases, block trades, purchases on a stock exchange, or otherwise, for a price per share between EUR 0.01 and 115% of the average market price of the shares on the NASDAQ (such average market price being calculated on the basis of (a) the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date the acquisition was agreed upon or the trading order for such acquisition was given or (b) if it concerns an acquisition through a tender offer, the average closing price on each of the five consecutive trading days preceding the date that such tender offer commences), up to 20% of the shares comprised in the Company’s issued share capital at close of business on the date of the AGM. This authorization, if given, will supersede and replace the Board’s existing repurchase authorization granted by shareholders on June 29, 2021.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company.

Item 8. Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital

Under Dutch law, the general meeting has the authority to issue shares in Playa’s capital and to limit or exclude pre-emptive rights, to the extent such authority is not delegated to the Board. Such a delegation would be consistent with market practice. The delegation may continue for up to five years or may be given on a rolling basis.

The Board is seeking authorization, for a period from December 30, 2022, until and including the date that is 18 months from December 30, 2022, to issue shares and grant rights to subscribe for shares up to a maximum of 10% of Playa’s issued share capital (as per the end of the trading day on December 30, 2022) and to limit or exclude pre-emptive rights in connection therewith. For reference, Playa’s issued share capital as of April 1, 2022 was 167,986,071 shares.

Adoption of this proposal will support Playa’s ability to effect mergers, acquisitions, strategic alliances, and other transactions in Playa’s interests, and the interests of its shareholders and other stakeholders, using its shares as consideration, while also allowing the Board to have the flexibility to issue shares and to grant rights to subscribe for shares up to 10% of Playa’s issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes without the expense of calling an extraordinary general meeting of shareholders.

This authorization is intended to extend the period during which the Board has the authorization to issue shares and grant rights to subscribe for shares in Playa’s capital and to limit or exclude pre-emptive rights in connection therewith for a period that extends beyond the existing 18 month authorization approved by Playa’s shareholders at the 2021 AGM that expires on December 29, 2022. The existing authorization that will expire on September 29, 2023 will remain unaffected.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization, except if less than half of Playa’s issued share capital is represented at the AGM, in which latter case the affirmative vote of two thirds of the valid votes cast at the AGM will be required. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the authorization of the Board to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

AUDIT COMMITTEE MATTERS

Policy for Pre-Approval of Audit and Permitted Non-Audit Services

Pursuant to the terms of its charter, our Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. Our Audit Committee is authorized to delegate the pre-approval of audit and permitted non-audit services to one or more of its members, provided that any decisions to pre-approve any audit or permitted non-audit services pursuant to this authority must be presented to our full Audit Committee at its next scheduled meeting. Our Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2021 and 2020.

Auditor Fees and Services

Aggregate fees for professional services rendered by our independent registered public accounting firm, Deloitte, for the Company and our subsidiaries for the years ended December 31, 2021 and 2020 were as follows ($ in thousands):

	Year Ended December 31,
	2021	2020
Audit fees	$3,475	$3,566
Tax fees	548	349
Audit related fees	156	—

Total	$4,179	$3,915

Audit fees represent Deloitte’s professional services fees for the audit of the Company’s consolidated financial statements for the years ended December 31, 2021 and 2020, respectively, included in our Annual Reports on Form 10-K, as well as for the review of quarterly financial statements, accounting consultation and other attestation services that are typically performed by the independent registered public accountant, and services that are provided by Deloitte in connection with statutory and regulatory filings.

Tax fees for the years ended December 31, 2021 and 2020 represent fees for the preparation of our international tax returns and other tax services.

Audit related fees represent fees related to the issuance of comfort letters in connection with SEC-registered public offerings of the Company’s securities.

Our Audit Committee has considered and determined that the services provided by Deloitte are compatible with maintaining Deloitte’s independence.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates this Report by reference therein.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. GAAP and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements.

In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2021, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their procedures, including critical audit matters addressed during the audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with Deloitte & Touche LLP matters relating to its independence and has received from Deloitte & Touche LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. The Audit Committee has also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP’s independence. The Audit Committee also received quarterly reports from the Company’s internal auditors, including the Company’s work regarding internal controls over financial reporting.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021 for filing with the SEC. The Audit Committee also approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022, and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the AGM.

Submitted by:

Hal Stanley Jones, chairperson

Elizabeth Lieberman

Leticia Navarro

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

Our corporate governance has been structured in a manner intended to closely align our interests with those of our stakeholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered and each of our directors is elected for a term of one year following a binding nomination of our Board;

•	86% (six of seven) of our nominees are independent under Nasdaq listing standards;

•	three of our seven nominees were appointed to the Board during 2021, evidencing our commitment to Board refreshment;

•	we do not have a poison pill;

•

our Articles of Association and Dutch law provide that resolutions of our Board concerning a material change in our identity, character or business are subject to the approval of the general meeting; and

•

certain actions can only be taken by our general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of our Board, including an amendment of our Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, payments of dividends on our shares, the application for bankruptcy and a merger or demerger of us.

Our Board

We have a single-tier board that currently consists of eight directors, including one executive director and seven non-executive directors. Each of our executive director and our seven non-executive directors were elected to serve for a term of one year following his or her appointment. Our Board may perform all acts necessary or useful for achieving our corporate purposes, other than those acts that are prohibited by law or by our Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent us in dealings with third parties.

In March 2021, the Board appointed three new interim non-executive directors, each of whom were appointed at the 2021 AGM as non-executive directors on June 29, 2021 for terms lasting until the AGM: Mahmood Khimji, Maria Miller, and Leticia Navarro. Mr. Khimji was nominated by Sagicor pursuant to the 2018 Shareholder Agreement, and succeeded Christopher W. Zacca as Sagicor’s nominee following his departure from the Board effective March 25, 2021. Ms. Miller and Ms. Navarro were appointed by the Board following a search for director candidates.

In addition, our former director Charles Floyd resigned from the Board effective August 18, 2021. Richard B. Fried, a current director, will not stand for reelection to our Board and his term as director will expire at the AGM on May 12, 2022. Following expiration of Mr. Fried’s term, the size of our Board will be set at seven directors.

Board Diversity Matrix

The following table summarizes our Board’s diversity statistics as of March 18, 2022:

Board Diversity Matrix
Country of Principal Executive Offices	The Netherlands
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity	3	4		1
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	1

Director Independence

NASDAQ listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

All of our directors are independent pursuant to the rules of the NASDAQ except Mr. Wardinski, our Chairman and Chief Executive Officer. In order to make the determination for Mr. Khimji, the Board considered that Mr. Khimji was appointed to the Board to serve as non-executive director in accordance with the designation rights of Sagicor pursuant to the 2018 Shareholder Agreement and would be required to resign from our Board upon request by Sagicor.

There are no family relationships among our executive officers and directors.

All of our current non-executive directors, Mses. Lieberman, Miller and Navarro, and Messrs. Jones, Khimji and Peterson, also each qualify as “independent” under the DCGC.

Our directors will stay informed about our business by attending meetings of our Board and their respective committees and through supplemental reports and communications. Our non-executive directors, to the extent independent under NASDAQ rules, will meet regularly in executive sessions without the presence of our executive officers or directors that are not independent under NASDAQ rules.

Our Board Designations

The general meeting of shareholders appoints the directors of our Board. The general meeting can only appoint a director upon a binding nomination by our Board. The general meeting may at any time resolve to render such nomination to be non-binding by a majority of votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by our Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting shall determine whether that person is appointed as executive director or as non-executive director.

Each of our directors was appointed by the general meeting for a term that will expire at the end of the AGM and each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office.

Under Dutch law, the person chairing the meetings of our Board (the chairman by law) is required to be a non-executive director. This person is currently Ms. Lieberman, who is our Lead Independent Director. As Lead Independent Director, Ms. Lieberman serves as a liaison between the Company’s management and the non-executive directors, and has responsibilities relating to the general operation and processes of the Board, such as ensuring that directors receive information necessary for the performance of their duties, ensuring that the Board and its committees have sufficient time for deliberation and decision-making, overseeing the annual Board review and self-evaluation, and ensuring that directors receive sufficient education and training. Mr. Jones serves as the Vice Chairman of the Board and, accordingly, would fulfill the responsibilities of the Lead Independent Director in her absence or inability to act.

The non-executive directors supervise the executive director and our Board as a whole, and provide guidance to individual directors and to our Board as a whole. Each director owes a duty to us to properly perform the duties of our Board as a whole and the duties assigned to such director, and to act in our corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

Our Board Powers and Function

Our Board is charged with the management of the Company, subject to the restrictions contained in our Articles of Association and our Board Rules. The executive director is responsible for operational management of the Company and the business enterprise connected therewith, as well as with the implementation of the decisions taken by our Board. The non-executive directors have no day-to-day management responsibility but supervise the policy and the fulfillment of duties of the executive director and the general affairs of the Company. Additionally, the directors have a collective responsibility towards the Company for the duties of our Board as a whole. In performing their duties, the directors shall be guided by the interests of the Company and, in this respect, the directors shall take the interests of all of our stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, our independent advisors. The executive director will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

Our Board will represent the Company. We may also be represented by the Chief Executive Officer, in his capacity as executive director and, where more than one executive director has been appointed, by each executive director individually.

Our Board Meetings and Decision Making

Each director may cast one vote on all matters presented to our Board and those committees on which he or she serves for approval. Resolutions of our Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless our Board Rules provide differently. Where there is a tie in any vote of our Board, no resolution shall have been passed. Meetings of our Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of our Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

During 2021, our Board held eight meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served, during 2021. Our Board Rules provide that all directors are expected to attend all Board meetings. We do not have a formal policy regarding director attendance at the AGM.

2017 Shareholder Agreement

On March 10, 2017 and effective upon the closing of our formation transactions, Porto Holdco, Pace Sponsor, HI Holdings, and Cabana entered into the 2017 Shareholder Agreement. Under the 2017 Shareholder Agreement, each of HI Holdings, Cabana and Pace Sponsor had rights to designate directors to the Company’s Board. However, following (i) Cabana’s sale of its remaining ordinary shares in November 2021, (ii) HI Holdings’ waiver of its director designation rights in August 2021, and (iii) Pace Sponsor’s internal distribution of the ordinary shares it owned to its members in November 2020, none of Cabana, HI Holdings or Pace Sponsor currently has any right to designate directors under the 2017 Shareholder Agreement. The 2017 Shareholder Agreement will expire by its terms at the AGM.

2018 Shareholder Agreement

In connection with our acquisition of a portfolio of all-inclusive resorts, developable land sites and certain intangible assets (collectively the “Sagicor Assets”), we entered into the 2018 Shareholder Agreement with JCSD and XFUND, which are affiliates of Sagicor. Pursuant to the 2018 Shareholder Agreement, Sagicor and its affiliates have the collective right to designate one director to the Board for as long as Sagicor and its affiliates hold more than 10,000,000 of our ordinary shares. Sagicor and its affiliates currently beneficially own 10,745,251 ordinary shares as of April 1, 2022, which entitles them to designate one director to the Board.

Our Board Conflicts of Interest

A director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of us and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by our Board, the resolution may nevertheless be passed by our Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Under the DCGC, each director is required to immediately report any actual or potential conflict of interest which is of material significance to us and/or to such director to the Lead Independent Director and the Audit Committee and shall provide all information relevant to such potential conflict of interest. If the Lead Independent Director has an actual or potential conflict of interest, the director shall immediately report this to the Vice Chairman of our Board and the Audit Committee. Our Board shall decide, without the director concerned being present, whether there is a conflict of interest. Transactions in which there is a conflict of interest shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

Director Liability

Pursuant to Dutch law, members of our Board may be liable to us for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of our Board may also incur criminal liabilities. The members of our Board and certain executive officers are insured at our expense against damages resulting from their conduct when acting in the capacities as such directors or executive officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, we provide the current and former members of our Board with protection through indemnification under our Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at our request. In addition, we have entered into indemnification agreements with our directors and executive officers.

Director Suspension and Removal

The general meeting of our shareholders will at all times have the power to suspend or remove a director by a resolution adopted by at least a majority of the votes cast at a general meeting of our shareholders, representing at least a majority of issued share capital, unless the proposal is at the proposal of our Board, in which case a majority of the votes cast is required. An executive director may also be suspended by our Board. A suspension will expire at the end of a three-month period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Board Committees

Our Board has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating and Governance Committee, all of which are comprised solely of independent directors under the NASDAQ rules as well as a majority of independent directors under the DCGC. In addition, pursuant to the terms of our 2017 Shareholder Agreement, our Board established the Capital Allocation Committee, consisting of a majority of independent directors under the NASDAQ rules. The principal functions of each standing committee are briefly described below. Our Board may from time to time establish other committees to facilitate our governance.

Audit Committee

Our Audit Committee consists of Mr. Jones (chairperson), Ms. Lieberman and Ms. Navarro. The chairperson of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations, based on among other things, his employment experience in finance and accounting, including his years as chief financial officer of a public company and as an accountant at a major accounting firm, as well as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is “financially literate” as that term is defined by the NASDAQ corporate governance listing standards. Our Board adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including overseeing:

•	the review of all related party transactions in accordance with our related party transactions policy;

•	our accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	cybersecurity policies and IT systems and risks related thereto;

•

our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with its policies related thereto, and our policy in respect of tax planning;

•	the engagement and retention of the independent registered public accounting firm and the recommendation to our general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including our annual accounts, and the evaluation of the qualifications, independence and performance of the independent registered public accounting firm, including the provision of non-audit services;

•	the application of information and communication technology;

•	the role and performance of our internal audit function;

•	our overall risk profile; and

•	attending to such other matters as are specifically delegated to the Audit Committee by our Board from time to time.

The Audit Committee is also responsible for selecting an independent registered public accounting firm to be appointed by our general meeting (or, if not appointed by our general meeting, by our Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including the pre-approval of all audit and permitted non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our proxy statement. The Audit Committee held eight meetings during 2021.

Compensation Committee

Our Compensation Committee currently consists of Mr. Peterson (chairperson), Mr. Jones and Ms. Lieberman. The Compensation Committee assists our Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by our AGM from time to time and in accordance with Dutch law, the Compensation Committee is responsible for, among other things:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chairman and Chief Executive Officer’s compensation, evaluating our Chairman and Chief Executive Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of our Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of our other executive officers and overseeing their performance;

•	reviewing and making recommendations to our Board with respect to the compensation of our directors;

•	reviewing and making recommendations to our Board with respect to the Company’s executive compensation policies and plans;

•	implementing and administering our incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers and other employees pursuant to these plans;

•

ensuring that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior;

•	assisting management in complying with our proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in our annual proxy statement;

•	assisting our Board in producing the compensation report to be included in our management report publicly filed in the Netherlands and to be posted on our website; and

•	attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.

Our Board adopted a Compensation Committee charter, which details these principal functions of the Compensation Committee. The Compensation Committee held six meetings during 2021.

Compensation Consultant

For 2021, the Compensation Committee engaged AETHOS Consulting Group, a nationally recognized consulting firm, to provide independent research, evaluation and advice related to our compensation policies for our directors and executive officers and provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee takes these recommendations into account in making determinations regarding the compensation of our directors and executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Mr. Peterson (chairperson), Mr. Jones and Ms. Lieberman. No member of the Compensation Committee is a current, or during 2021 was a former, officer or employee of ours, our Predecessor or any of its subsidiaries. In 2021, none of our or our Predecessor’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of us or our Predecessor.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Ms. Lieberman (chairperson), Mr. Fried and Ms. Miller. The Nominating and Governance Committee assists our Board in selecting individuals qualified to become our directors and in determining the composition of our Board and its committees. Our Board adopted a Nominating and Governance Committee charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting and recommending to the full Board qualified candidates for designation as directors or to fill our Board vacancies at our general meeting;

•

developing and recommending to our Board corporate governance guidelines as set forth in the rules of our Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing our Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of our Board, including board size and composition, and committee composition and structure;

•	recommending to our Board nominees for each committee of our Board;

•	overseeing the Company’s activities relating to corporate social responsibility and sustainability;

•

annually facilitating the assessment of our Board’s performance as a whole and of the individual directors, and the performance of our Board’s committees as required by applicable law, regulations and the NASDAQ corporate governance listing standards; and

•	overseeing the performance evaluation process of our management team.

The Nominating and Governance Committee held five meetings during 2021.

Capital Allocation Committee

Our Capital Allocation Committee currently consists of Mr. Peterson (chairperson), Mr. Fried, and Mr. Wardinski. Our Capital Allocation Committee assists our Board in fulfilling its oversight responsibilities of the financial management of us, as well as any other duties delegated by the Board. Our Board adopted a Capital Allocation Committee charter, which details the principal functions of the Capital Allocation Committee, including the following duties:

•	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of us and our subsidiaries on a consolidated basis;

•

recommend to our Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it reviewed pursuant to the authority (provided, that the Board may not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action); and

•	recommend that our Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

The Capital Allocation Committee did not meet during 2021.

Board and Committee Self-Evaluations

At least annually, our Board and each of the Audit Committee, Compensation Committee and Nominating and Governance Committee perform self-evaluations under the direction of the Nominating and Governance Committee and the Lead Independent Director. The Board self-evaluation includes a discussion of the Board’s profile and composition and the competence and functioning of the individual directors. The purpose of these evaluations is to identify ways to improve the functioning of the Board and these committees. This process also assists the Board in determining the appropriate nominees for election based on current Company and Board needs.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that apply to its executive officers, directors and employees and agents. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of our code of business conduct and ethics for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law or NASDAQ regulations by posting such information on our website rather than by filing a Form 8-K. Our code of business conduct and ethics includes a whistleblower policy as contemplated by the DCGC and applicable SEC rules. Our code of business conduct and ethics is available on our website at www.investors.playaresorts.com.

Stock Ownership Guidelines

We encourage significant stock ownership by our non-executive directors and executive management to align the interests of our leadership with those of our shareholders. The Board established stock ownership guidelines that require each non-executive director to own Playa equity equal in value to a multiple of their annual base cash retainer, to the extent such non-executive director receives equity compensation for his or her service on the Board. The Board also established stock ownership guidelines for our Chairman and Chief Executive Officer and the other named executive officers (“NEOs”) that require each executive to own Playa equity equal in value to a multiple of their respective base salary. The non-executive directors and NEOs are required to comply with the ownership requirement within five years of their respective appointments.

Current stock ownership guideline values for our non-executive directors, Chairman and Chief Executive Officer and remaining NEOs are as follows:

Position	Multiple of Applicable Annual Cash Retainer or Base Salary
Non-Executive Director	5x
Chairman and CEO	5x
Other NEOs	3x

In determining compliance with the stock ownership guidelines, we include all classes of shares beneficially owned, including shares received as compensation and time-vesting restricted shares. No NEO or non-executive director will be deemed to be out of compliance with the policy to the extent that, after initially reaching the ownership threshold, the sole reason such person’s ownership is below the required threshold is due to a decrease in the market price of the Company’s Ordinary Shares and such person has not sold any Ordinary Shares (other than shares sold to cover tax withholding upon vesting events) since the time such person’s ownership dropped below the required threshold.

The Compensation Committee reviews stock ownership annually. All of our non-executive directors who have been board members for five years or longer and all of our NEOs currently hold sufficient equity of our Company to satisfy the stock ownership guidelines.

Hedging and Pledging of Company Securities

Pursuant to the Company’s insider trading policy, directors, officers, and certain designated employees are prohibited from (i) engaging in all forms of hedging or monetization transactions involving the Company’s securities, including the use of equity swaps, collars, forward sale contracts (including prepaid variable forward contracts) and exchange funds, and (ii) pledging the Company’s securities to secure margin or other loans.

In connection with Mr. Khimji’s appointment as an interim non-executive director in March 2021, the Board granted a limited waiver to the anti-pledging provision of the Company’s insider trading policy pertaining to a pre-existing pledge arrangement under which shares beneficially owned by Mr. Khimji are pledged as collateral for a general-purpose, secured line of credit. The waiver was granted on the condition that Mr. Khimji resign from the Board in the event that such pledged shares are sold in violation of the Company’s insider trading policy, including the pre-clearance and blackout conditions.

Risk Oversight

The Board plays an important role in the risk oversight of the Company. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board of Directors administers its risk oversight function through:

•	the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market and other economic conditions, resort operations, potential expansion and growth opportunities, oversight of cybersecurity and IT systems, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the review and assessment of risk relative to insurance coverage for our operating activities and financial investments;

•	required approval by the Capital Allocation Committee of certain capital expenditures, investments, business acquisitions or divestitures and other decisions;

•	direct oversight of specific areas of our business by the Audit Committee, Compensation Committee and Nominating and Governance Committee; and

•	periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, our internal control over financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Social and Environmental Commitment

Our Environmental, Social and Governance (“ESG”) Committee, which is overseen by the Nominating and Governance Committee of our Board, is an organization-wide task force with representation from multiple departments of the Company with the goal of obtaining a broader reach for idea generation and effectively promoting best practices and cross-collaboration related to corporate social responsibility and sustainability. Our ESG Committee oversees Playa’s commitment to incorporating environmental sustainability, social responsibility and best governance practices into our daily operations at all levels with an emphasis on reducing our environmental impact, mitigating risks, developing our human capital, improving our communities and driving value for all our stakeholders. The ESG Committee reports directly to the Nominating and Governance Committee regarding the Company’s activities over corporate responsibility and sustainability matters and the external reporting thereof (including matters relating to diversity and inclusion). The Nominating and Governance Committee updates the Board periodically on the activities of the ESG Committee.

Our Board and ESG Committee are focused on cultivating an energetic, engaged and passionate culture that helps each of our employees achieve their own personal goals. Our ESG Committee also provides updates to the Board of Directors periodically and no less than annually on matters relating to climate risk and corporate responsibility. The Company supports employees through learning and development opportunities, offering a competitive benefits package and spending time discussing performance and goals of each employee and how we can support them in their future. Our employees understand and take advantage of our Open-Door Policy to communicate suggestions and concerns to our leadership team. We believe that every individual has a voice that adds value to our organization. By listening to our employees, we learn how to constantly improve and make changes to continuously enhance our working environment.

Environmental

We rely on the beautiful beaches and lush landscapes of our resort destinations to provide a backdrop for our signature service for our guests, and take responsibility to lead the way in our communities in order to sustain these natural environments and help them flourish. Our environmental sustainability program, Playa Green, aims to improve our water and energy consumption efficiency, reduce waste, and encourage employees to build and protect our shared communities.

Creating a culture of environmental consciousness with dedicated, focused leadership is of the utmost importance to progressing forward towards our sustainability objectives. We provide engaging training materials regarding environmental awareness and support our sustainability program with regular performance reviews and sharing of best practices among resort managers. We have hired and appointed sustainability directors for each of our geographic segments to help streamline information and elevate risks, as well as best practices.

We seek certifications and alignment with leading verification firms and practices to further enhance our efforts. Currently 14 of our resorts are currently Green Globe certified, with two more underway in the certification process. We use third party energy audits at most of our resorts to monitor our practices and identify areas for improvement and investment. Additionally, we have a designated member of property management (who we refer to as a “Green Leader”) responsible for sustainability performance at each resort.

Social

Our associates and communities form the center of our company. We strive to foster a culture of inclusive growth and provide a respectful and professional workplace to empower all our associates to express what is important to them and to their communities.

We strongly believe that caring for our people is the first step in giving back to our communities. For this reason, we place a large emphasis on employee training and benefits to nurture a compassionate and productive workplace environment. Our comprehensive benefits package helps us attract and retain top talent. We also provide ongoing training on safety, anti-bribery, sexual harassment, human trafficking and discrimination to further nurture the workplace environment. Additionally, we proactively use survey tools and regular performance reviews to engage with our associates and help them achieve their goals and to improve the workplace.

Outside of the workplace, we continue to enrich our communities by partnering with local organizations, volunteering and creating opportunities such as internship programs and youth career initiatives. One example of how we partner with the communities in which our employees work and live includes the sponsorship of a local school in Jamaica to provide necessities, school supplies and computers, construct and improve facilities, and promote self-sustainability. We also contribute through wetlands restoration, constructing homes for employees, assisting local food banks, and supporting children in group homes and people with disabilities.

Although we are international in scope, each community has its own unique needs, characteristics and people. We take pride in our positive impact and the investments we make in our local communities, including in times of disaster and giving our employees the creative freedom to guide our resources and attention.

DIRECTOR COMPENSATION

For 2021, each of our non-executive directors received an annual grant of restricted Ordinary Shares with a value of $75,000, which vest one-year from the grant date, and an annual cash retainer of $70,000, paid quarterly, for services as a director. The Lead Independent Director received an additional annual cash retainer of $25,000, the chairs of the Audit Committee and Compensation Committee each received an additional annual cash retainer of $20,000 and the chair of the Nominating and Governance Committee received an additional annual cash retainer of $10,000, in each case, paid quarterly. Should a non-executive director be elected to the Board during the year, any compensation is prorated based on the first date of service. Directors who are our employees or are employees of our subsidiaries will not receive compensation for their services as directors. All of our directors are reimbursed for their out-of-pocket expenses incurred in connection with the performance of our Board duties. To encourage our directors to experience our properties as guests, they receive discounts for personal visits to our resorts.

The following table sets forth the compensation paid in 2021 to our non-executive directors for their service to us as directors. Mr. Wardinski did not and does not receive any compensation for his service as a director.

Summary of Non-Executive Director 2021 Compensation
Name	Fees Earned or Paid in Cash	Share Awards(1)	Other	Total
Charles Floyd (2)(3)	$—	$—	$—	$—
Richard B. Fried(4)	$—	$74,997	$—	$74,997
Hal Stanley Jones	$90,000	$74,997	$—	$164,997
Mahmood Khimji	$53,861	$—	$—	$53,861
Elizabeth Lieberman	$105,000	$74,997	$—	$179,997
Maria Miller	$53,861	$—	$—	$53,861
Leticia Navarro	$53,861	$—	$—	$53,861
Karl Peterson(2)	$—	$—	$—	$—
Christopher W. Zacca(2)(5)	$—	$—	$—	$—

(1)	Represents the grant-date fair value of the Ordinary Shares granted to our non-executive directors, based on the closing price of our Ordinary Shares of $5.45 on the grant date of January 4, 2021.
(2)	Waived all compensation for services as a non-executive director.
(3)	Resigned from the Board effective August 18, 2021.
(4)	Waived cash compensation for services as a non-executive director.
(5)	Resigned from the Board effective March 25, 2021.

As part of the regular review of the annual non-executive director compensation program, the Board approved, with input from its independent outside compensation consultant, the following adjustments for 2022 in order to better align the non-executive directors’ compensation with the Company’s peers and the market: an increase in the non-executive directors’ cash retainer amount from $70,000 to $75,000 and an increase in the value of the annual grant of Ordinary Shares from $75,000 to $100,000. The Board also approved an annual cash retainer of $7,500 for each member of the Nominating and Governance Committee and an annual cash retainer of $10,000 for each member of the Audit Committee and the Compensation Committee. No changes were made to the compensation of the Lead Independent Director or the chairs of the Board Committees for 2022.

Director Stock Ownership

Please refer to “Corporate Governance and Board Matters – Stock Ownership Guidelines” for a discussion of the stock ownership guidelines applicable to our non-executive directors.

EXECUTIVE OFFICERS

Our day-to-day management is carried out by our Chief Executive Officer and our other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for our Chief Executive Officer, who is the executive director on the Board and, in accordance with Dutch law, must be appointed by the AGM) serve at the discretion of the Board. The business address of our executive officers is our registered office address at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

A brief biography of each of our executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “Item 1. Appointment of Directors” above for information about Mr. Wardinski, who serves as our Chairman and Chief Executive Officer.

Ryan Hymel, 40, has served as our Executive Vice President and Chief Financial Officer since July 1, 2017. Mr. Hymel has held several positions at the Company and our Predecessor, including as Senior Director of Treasury & Planning from 2012 to 2014, as Vice President of Treasury & Planning from 2014 to 2016, and most recently as Senior Vice President & Treasurer. Mr. Hymel has over 19 years of experience working within the hospitality sector and is a founding member of our management team, beginning with Playa at its inception in 2006. He began his career with the hotel management company Barceló Crestline Corporation in 2002. Mr. Hymel holds a Bachelor of Arts from the University of Virginia and a Master of Business Administration from Georgetown University – The McDonough School of Business.

Greg Maliassas, 49, has served as our Executive Vice President and Chief Operating Officer since January 1, 2021. Previously, he served as Executive Vice President and Chief Operating Officer of Playa Resorts Management, LLC (“Playa Management”), the Company’s management company, since 2019. Prior to joining the Company, Mr. Maliassas served as Senior Vice President Operations from 2014 to 2019 for the luxury and premium brands of Accor Hotels in Central & Eastern Europe, Benelux and Switzerland, overseeing a portfolio of over 45 hotels. He has managed and developed upscale hotels in Europe, North America and the Middle East for over 20 years while holding positions such as Vice President North, Central and Eastern Europe, as well as Senior Vice President Middle East, Africa and Indian Ocean for Sofitel Hotels & Resorts. Mr. Maliassas was instrumental in dozens of hotel openings, renovations and hotel constructions, collaborating with renowned hotel developers, designers and architects around the world. Mr. Maliassas, who speaks five languages fluently, was born and raised in Luxembourg, holds a degree in International Hotel Management from Les Roches, Switzerland and a postgraduate degree from the University of Surrey, UK.

Fernando Mulet, 46, has served as our Executive Vice President and Chief Investment Officer since December 2021. Previously he served as our Executive Vice President and Chief Development Officer from 2018 to 2021, Senior Vice President, Head of Development from 2017 to 2018, and Vice President of Development from 2006 to 2017. Since joining our Predecessor in 2006, Mr. Mulet has been instrumental in the Company’s growth and has played a key role in the formation of our strategic alliances. Prior to joining Playa, Mr. Mulet was the Director of International Investments & Asset Management with Highland Hospitality Corporation and before that he began his career in the hospitality industry at Barceló Hotels & Resorts. A native of Spain, Mr. Mulet earned his Bachelor in Business Administration and Management at the Universidad de Comillas in Madrid, Spain and earned a certification in Real Estate, Development and Hotels Investment from The School of Hotel Administration at Cornell University.

Tracy M.J. Colden, 60, has served as our Executive Vice President and General Counsel since January 2020. Ms. Colden has more than three decades of experience in the hospitality and lodging industry. Prior to joining the Company, Ms. Colden was a principal in the Law Offices of Tracy M.J. Colden from September 2008. Ms. Colden has also served as Executive Vice President and General Counsel for Highland Hospitality Corporation (NYSE: HIH), a lodging and hospitality REIT, and as Executive Vice President and General Counsel of Crestline Capital Corporation. Ms. Colden was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.) from 1996 to 1998. Ms. Colden began her career in 1988 at

Hogan & Hartson (now Hogan Lovells US LLP). Throughout her career, Ms. Colden has focused on the structuring, negotiation and documentation of complex real estate transactions, including, acquisitions, dispositions, debt and equity financings, joint ventures and the negotiation of management and franchise agreements. Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor from the University of Virginia School of Law. Ms. Colden is a Certified Public Accountant (inactive) and is a member of the District of Columbia Bar, the Florida Bar and the State Bar of Michigan (emeritus status).

SIGNIFICANT EMPLOYEES

Alexander Stadlin, 68, has served as Special Advisor to the Chairman and Chief Executive Officer since January 1, 2021. Mr. Stadlin previously served as our Chief Operating Officer from March 12, 2017 through December 31, 2020. He also served as our Predecessor’s Chief Operating Officer since January 2013 and as Chief Executive Officer of our subsidiary, Playa Management USA, LLC (“Playa USA”) since November 2013. Mr. Stadlin joined our Predecessor’s prior parent in May 2008 as Senior Vice President of Asset Management and was promoted to the position of Chief Operating Officer in January 2013. During his tenure with our Predecessor and our Predecessor’s prior parent, Mr. Stadlin played a key role in the expansion and repositioning of the portfolio including: development of the 619-room Hyatt Ziva Los Cabos, the brand repositioning of the Dreams La Romana in the Dominican Republic, as well as the expansion, renovation and rebranding of the former 378-room Dreams Cancún into the 547-room Hyatt Ziva Cancún. Prior to joining our Predecessor’s prior parent, Mr. Stadlin served as Vice President for Latin America at Marriott International, where he increased Marriott’s presence in the region by 21 hotels in seven years. During his 33-year tenure at Marriott International, Mr. Stadlin held numerous international management positions in the UK, Germany and Mexico, as well as throughout the Middle East and Africa. Mr. Stadlin graduated with a Bachelor of Science from the School of Hotel Administration at Cornell University in 1975. In 2007, Mr. Stadlin attended the Executive Program in Strategy and Organization at Stanford University. Mr. Stadlin has won numerous industry accolades and is active in the lodging community. He served as Chairman of the Polanco Hotel Association and was a member of the board of the Mexican Hotel Association and of the American Chamber of Commerce.

Brandon B. Buhler, 44, has served as our Chief Accounting Officer since August 2017. Mr. Buhler joined our Predecessor in early 2014 as the Director of Financial Reporting and has been responsible for managing our Predecessor’s and the Company’s corporate accounting, financial systems, internal controls, financial reporting and technical accounting functions. Prior to joining our Predecessor, Mr. Buhler worked as an auditor at Deloitte & Touche LLP for over ten years. Mr. Buhler holds both a Bachelor of Science and a Master of Science from the Marriott School of Management at Brigham Young University, is a Certified Public Accountant (CPA) and a member of the American Institute of CPAs.

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

In 2021, our named executive officers (“NEOs”) were:

•	Bruce D. Wardinski, Chairman and Chief Executive Officer

•	Ryan Hymel, Executive Vice President and Chief Financial Officer

•	Kevin Froemming, Former Executive Vice President and Chief Commercial Officer

•	Greg Maliassas, Executive Vice President and Chief Operating Officer

•	Fernando Mulet, Executive Vice President and Chief Investment Officer

Mr. Maliassas was appointed to his position on January 1, 2021 and Mr. Mulet was appointed to his position on December 2, 2021. Mr. Froemming’s last day of employment with the Company was January 5, 2022.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract and retain highly-qualified executive officers, compensate them for performance in alignment with shareholder interests and support our business strategy by aligning pay with performance, providing market-competitive opportunities, managing costs and requiring significant stock ownership. Our programs are designed to provide executives with meaningful award opportunities and realized pay which is tied to the achievement of ambitious financial and strategic objectives. In line with this, our programs are designed to:

•	Attract, retain and motivate executives who are capable of advancing our long-term strategy;

•

Provide at-risk, or variable, pay as the majority of our NEOs’ target total direct compensation is in the form of annual and long-term incentive awards that are earned, or increase or decrease in value, based on Company and stock performance;

•

Align shareholder and executive interest with a requirement of significant stock ownership and performance-based share awards using total shareholder return (“TSR”) and compounded annual growth rate (“CAGR”) share price growth as performance metrics; and

•	Mitigate compensation costs with program designs that consider the finances behind them, such as accounting impacts, cash flow and share usage.

We review our compensation approach annually to ensure it continues to meet our goals of aligning pay with short-term financial and operational objectives and long-term shareholder value.

The following key features of our compensation program reflect our philosophy:

What We Do	What We Do Not Do

✓  Utilize a goal-setting process that aligns executive officer goals and objectives with our strategy.

✓  Empower the Compensation Committee to decrease incentive payments when results not driven by company or individual performance.

✓  Design our compensation programs to reflect our culture of pay for performance, with a significant portion of NEO compensation being performance and equity based.

✓  Subject all annual incentive and equity awards to

clawback forfeiture provisions.

✓  Impose robust stock ownership requirements on our named executive officers.

✓  Incentivize long-term performance through equity awards with multi-year performance periods.

✓  Impose caps on annual incentive compensation payments and performance-based restricted stock awards.

  No undue risks from overemphasis on any one metric or short-term goal.

  No hedging or pledging company stock permitted by executive officers.

  No single-trigger change-in-control provisions.

  No excise tax gross-ups upon a change in control.

  No individual change-in-control arrangements.

  No guaranteed bonus arrangements with our NEOs.

  No excessive perquisites.

Compensation Risk Assessment

The Compensation Committee established guiding principles for conducting its annual compensation risk assessment:

•	The executive compensation programs and processes are designed to align with the short- and long-term strategies that support a high-performing, sustainable business.

•	The performance measures for short- and long-term incentive programs are established to avoid any undue emphasis on any one particular metric.

•

Challenging goals are thoughtfully determined prior to the start of the applicable performance periods for short-term and long-term incentive programs with key priorities aligned to the long-term strategy and incentive plan goals being established for the short-term incentive program.

In addition to the items outlined in the chart above, a select list of practices outlined below are ones which Playa follows to ensure mitigation of risk-taking by executives:

•	Provide “fixed” base salaries.

•	Conduct an annual review of NEOs target and actual total direct compensation to the market to ensure acceptable limits of pay.

•	Ensure a larger portion of pay is variable and tied to business, stock performance and the achievement of other relevant goals.

•	Have long-term stock awards which vest, or have performance periods, of three years or longer to encourage sustained stock performance.

•	Require approval of the financial and other goals tied to short- and long-term performance, and of payments and awards under the short- and long-term incentive plans.

Clawback Policy

In addition to the compensation clawback provisions which apply to our Chairman and Chief Executive Officer and our Chief Financial Officer under the Sarbanes-Oxley Act of 2002, our Board has adopted an Executive Compensation Recovery Policy (the “Clawback Policy”) which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. The Clawback Policy is intended to foster a culture that emphasizes integrity and accountability and reinforces the Company’s pay-for-performance compensation philosophy.

The Clawback Policy is administered by the Compensation Committee and applies to current and former executive officers, including all of our NEOs and certain other senior executives and employees. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement of its financial statements under the federal securities laws as a result of an executive’s misconduct, fraud or illegal behavior, as determined by the Company, the Company will require reimbursement by, or forfeiture of, any “excess incentive compensation” received by such executive or employee. The Clawback Policy applies to incentive compensation granted, earned or vested based wholly or in part on the attainment of a financial reporting measure that was received during the three completed fiscal years preceding the date of the restatement, beginning with the 2021 fiscal year. The amount to be forfeited or reimbursed to the Company would be the difference in the amount determined before and after the restatement based on the reasonable determination by the Company. The Clawback Policy also provides discretion to the Compensation Committee to reduce the required recovery amount to reasonably take into account the adverse tax consequences to the affected executive officer or employee resulting from the repayment.

Emphasis on At-Risk Compensation

In order to align the interests of our NEOs with the interests of our shareholders, a significant percentage of target compensation each year is performance- and equity-based and will therefore vary depending on achievement of specific goals, including total shareholder return. The charts below break out the fixed and variable “at-risk” components of our NEOs’ 2022 target total direct compensation. Eighty-four percent (84%) of the Chairman and Chief Executive Officer’s compensation and on average seventy-two percent (72%) of compensation for all other NEOs varies and is at risk.

In addition, our 2020 compensation outcomes demonstrate our commitment to tying pay to performance and requiring management to achieve rigorous, objective performance goals. As discussed in our Compensation Discussion & Analysis section of last year’s proxy statement, the adverse effects of the COVID-19 pandemic on our business negatively impacted the compensation of our NEOs in 2020. Due to the COVID-19 pandemic’s impacts to our financial results, our annual MIP payments paid out below target levels in 2020 and our NEOs voluntarily waived all the outstanding performance-based restricted share awards which had been granted to them from 2018 through 2020, because the earned value for those awards either was or would likely be $0. As discussed below, the Compensation Committee considered these results when determining Playa’s 2021 compensation program, and determined that the performance goals it had established were appropriate and reflected the Company’s pay for performance philosophy.

Alignment of Pay for Performance

The relationship between the realized pay of our Chairman and Chief Executive Officer and his target total direct compensation for 2021 underscores our commitment to compensation programs that pay for performance and our practice of establishing performance goals that are difficult to achieve.

*

For purposes of this analysis, realizable total direct compensation includes actual base salary paid, actual bonus earned, and the value of vested time-based restricted shares on the vesting date. No performance-based restricted shares vested during 2021 as all outstanding performance-based restricted shares granted in 2018, 2019 and 2020 were voluntarily waived and forfeited in October 2020.

Elements of NEO Compensation

Component	Description	Objective
Base Salary	Fixed component of compensation paid at regular intervals.	Base salary is designed to compensate our NEOs at a competitive, fixed level to ensure they do not risk short or long-term results for greater variable pay, in addition to serving as a retention tool.

Management Incentive Plan (“MIP”)	Short-term cash incentive plan tied to annual performance against pre-established EBITDA and/or other objectives the Compensation Committee believes support sustained long-term performance.	Aligns annual cash compensation opportunities with business strategy and motivates and rewards achievement of annual financial, operational, and individual goals.

Long-Term Equity Incentives	A mix of performance-based and time-based awards. The performance-based awards typically have a performance measurement period of three years, and time-vested awards typically vest over three years subject to continued service with Playa.	Motivates NEOs to focus on sustained financial performance and longer-term value creation. Aligns executive and shareholder interests, and long-term strategy with long-term performance. Multi-year vesting periods aid in retention.

Our NEOs also participate in other compensation programs available to all employees of the Company including:

Retirement Savings Opportunities: All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary on a pre-tax or after-tax basis, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. We currently match 100% of each employee’s pre-tax or after-tax contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although we, in our sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which we make any matching contributions. Our contributions vest immediately. The employee contributions and our match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”) as a tax qualified retirement plan.

Health and Welfare Benefits: We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Compensation Process

The Compensation Committee of our Board, which consists entirely of independent directors, is responsible for determining the compensation of our named executive officers. The factors considered by the Compensation Committee include:

•

View of Board and CEO: The Compensation Committee solicits the views of the Board on compensation of all named executive officers, particularly for Mr. Wardinski. The Compensation Committee solicits the views and recommendations of Mr. Wardinski with respect to the compensation of all other named executive officers. The Compensation Committee solicits the views and recommendations on executive compensation program design from the Chairman and Chief Executive Officer and the Senior Vice President, Human Resources.

•

Input of the Independent Compensation Consultant: The Compensation Committee approved the retention of AETHOS Consulting Group (“AETHOS”) as its independent compensation consultant. AETHOS has provided the Compensation Committee compensation advice independent of the Company’s management, including with respect to the composition of the peer group discussed below. The Compensation Committee has sole authority to retain and terminate the independent compensation consultant. Under the Compensation Committee’s direction, AETHOS periodically interacted with members of Playa’s senior executive team to provide insight into industry practices and market trends.

•

Shareholder Input: The Compensation Committee considers input from shareholders, including the results of the annual non-binding, advisory vote on executive compensation (“Say-on-Pay”), in determining compensation for our NEOs. At our 2021 annual general meeting of shareholders, approximately 97% of the votes cast on the Say-on-Pay proposal were in favor. Shareholders’ support of our executive compensation program is one of many factors the Compensation Committee considered when making 2021 and 2022 compensation decisions, and we will continue to consider shareholder input when making future compensation decisions for the NEOs.

•

Peer Group Analyses: Playa has few public company competitors with its specific business model. To ensure that we attract, retain and motivate our executive team in a competitive talent market, the Compensation Committee regularly examines pay practices from, and pay data for executives within, a peer group of 17 publicly-traded hospitality companies, which is unchanged from 2020. The Compensation Committee, in conjunction with the independent compensation consultant and the Chairman and Chief Executive Officer, selected the current peer group to include companies Playa would seek executive talent from, operate in comparable market segments to, and which are of a similar size and scope. Because Playa is between the market 25th and 50th percentile in market cap and annual revenues compared to the peer group, we generally target between the market 25th and 50th percentile of the actual peer group compensation when considering market practices in connection with setting target and actual compensation amounts.

The table below shows our 17-company peer group and whether pay data and/or compensation practices for each company was reviewed by the Compensation Committee. This data is only one of a number of factors the Compensation Committee uses to make final pay decisions.

Company	Compensation Program Practice	Actual Compensation Practice
Chatham Lodging Trust	x	x
Choice Hotels	x
DiamondRock Hospitality	x	x
Hersha Hospitality Trust	x	x
Hilton Worldwide	x
Host Hotels & Resorts	x
Hyatt Hotels	x
Loews Hotels	x	x
Marriott International	x
Park Hotels and Resorts	x
PebbleBrook Hotel Trust	x	x
RLJ Lodging Trust	x	x
Ryman Hospitality Properties	x	x
Summit Hotel Properties	x	x
Sunstone Hotel Investors	x	x
Vail Resorts	x	x
Xenia Hotels & Resorts	x	x

The following table illustrates a comparison of Playa’s market capitalization and revenues to the 50th and 25th percentiles of the peer group used for actual compensation purposes. This information was provided by AETHOS to the Compensation Committee:

Percentile	Peer Group Market Capitalization	Peer Group 2020 Revenues	Playa Market Capitalization vs. Peer Group	Playa 2020 Revenues vs. Peer Group
50th Percentile	$2,104,890,300	$299,488,000	(32.3)%	(8.8)%
25th Percentile	$875,005,850	$251,184,500	62.8%	8.8%

Each year, the Compensation Committee requests that AETHOS provide a competitive review of target and actual total direct compensation for each NEO, including each of the following compensation components: base salary, paid bonus, bonus target, bonus cap, and annual target long-term incentive value. For example, Playa’s 2021 target total direct compensation was, on average, 13% ahead of the market 25th percentile and 2% ahead of the market 50th percentile. The Compensation Committee also regularly reviews market compensation practices of the peer group to inform compensation program design decisions.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for compensation in excess of $1.0 million per year paid by a publicly held corporation to its principal executive officer, its principal financial officer and its three other highest paid officers. Prior to 2018 there was an exception to this rule for certain “performance-based compensation.” Our policy is to take into account the deduction limits of Section 162(m) of the Code in making compensation decisions. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee expects to authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise if it determines that such compensation is in the best interests of us and our shareholders.

2021 Compensation Decisions

Overview

The COVID-19 pandemic and the public health measures that were undertaken in response thereto, including border closings, quarantines, “shelter-in-place” orders, “social distancing” and other government-imposed restrictions, had a significant adverse impact on the travel and hospitality industries and our business starting in the first quarter of 2020 with continued adverse effects through 2021. These challenges were reflected in the total compensation paid to our executives in 2020, which amounts were below-target due to the Company’s financial performance in the challenging operating environment. All of our resorts were reopened by December 31, 2020, except for the Capri Resort which was sold in June 2021, and all of our resorts continue to be open; however, occupancy levels at all of our resorts and generally throughout the lodging sector, have remained below historical levels due to the continuing effects of the pandemic. For the year ended December 31, 2021, occupancy for our total portfolio was 51.6% (compared to 26.9% in 2020 and 77.3% in 2019).

The majority of Playa’s 2021 compensation program, including the compensation budget, base salary amounts, long-term incentive awards and related performance metrics and goals, were approved by the Compensation Committee in December 2020 and February 2021. Typically, the Company’s performance targets for the annual MIP are also set in December of the prior year; however, for 2021, given the uncertain and rapidly evolving nature of the COVID-19 pandemic and its effects on the Company and its business, Company performance objectives for the 2021 MIP were set in two phases for the year, as discussed below. The following is a summary of each of the elements of our 2021 compensation program, and the final amounts actually paid or awarded for each compensation element.

2021 Base Salary

Base salary decisions are made by the Compensation Committee considering Playa’s salary budget, the position’s scope, individual performance and experience, external competitiveness, internal equity and any other relevant factors. Base salaries are reviewed annually.

The Compensation Committee, after considering performance, comparison to the market based on information provided by the Compensation Committee’s independent compensation consultant, and other factors, approved the base salary adjustments shown in the following table for the NEOs for 2021. Mr. Wardinski has not received a salary increase since 2015.

Name	2020 Base Salary		Percent Increase	2021 Base Salary
Bruce D. Wardinski	$750,000		—%	$750,000
Ryan Hymel	$425,000		11.8%	$475,000
Kevin Froemming	$445,000		2.2%	$455,000
Greg Maliassas	*		*	$450,000
Fernando Mulet	*	*	* *	$400,000

*	Mr. Maliassas was appointed Chief Operating Officer effective January 1, 2021.
**	Mr. Mulet was appointed Chief Investment Officer effective December 2, 2021.

2021 Management Incentive Plan (MIP)

MIP Goals

In December 2020, the Compensation Committee discussed the annual adjusted EBITDA performance goal for the MIP and determined that establishing a specific adjusted EBITDA goal should be deferred given the significant uncertainties facing the Company at that time related to the COVID-19 pandemic. As a result, the Compensation Committee requested that the Company present two budgets for 2021, one for each of the first and second halves of 2021, to allow for greater visibility into the timing and course of the recovery from the COVID-19 pandemic.

The Company’s management presented a budget to the Board for the first half of the year in February 2021, and a budget for the second half of the year in June 2021. In light of significant uncertainties which included the availability and the pace of the distribution of COVID-19 vaccines and the duration of significant international travel restrictions, including the discussion by government officials of the implementation of testing requirements for re-entry to the U.S. in connection with international travel, the budget for the first half of the year was forecasted to generate a negative adjusted EBITDA, while the second half of the year was forecasted to generate a positive adjusted EBITDA.

Given the significant uncertainties facing the business in late 2020, the Compensation Committee in December 2020 determined that the measurement period for the 2021 MIP adjusted EBITDA goal would be July to December, as the Committee expected that the business environment, including COVID-19 impacts and economic conditions, would stabilize by the second half of the year compared to the first half. The Compensation Committee approved the adjusted EBITDA target goal in June 2021, at which point the Committee had greater insight into the expected performance of the business and was better able to set rigorous yet realistic performance targets for management to achieve.

For 2021, all of the NEOs’ MIP payments, other than the CEO’s, were based 75% on the achievement of the annual adjusted EBITDA goal established by the Compensation Committee in June 2021 and 25% based on the achievement of the performance goals previously approved by the Compensation Committee in February 2021. The CEO’s MIP payments were based 100% on the annual adjusted EBITDA goal. The target amount under the MIP for each NEO was determined as a percentage of base salary, equal to 125% of base salary for our CEO and 75% of base salary for the other NEOs. The target amounts were set by the Compensation Committee taking into consideration peer group benchmark data and the NEO’s target total direct compensation, while ensuring alignment across the executive team.

The twelve performance goals approved by the Compensation Committee in February 2021 included a mix of qualitative and quantitative goals aligned with the Company’s operational strategy and consideration of shareholder value creation. These performance goals are set forth below:

2021 Company Goals
Raising a minimum of $85.0 million of equity capital	Identifying one potential growth opportunity

Amending and extending our Revolving Credit Facility agreement	Establishing ESG metrics for all of our managed resorts

Selling the Dreams Puerto Aventuras Resort	Obtaining Green Globe Certification for 75% of our managed resorts

Selling the Capri Resort	Entering into a strategic alliance with Wyndham

Entering into two new management contracts	Achieving 35% consumer-direct revenues at our managed resorts

Implementing a guest membership program, the Playa Collection	Establishing a diversity plan and assisting the Board to identify at least one female or diverse director

The adjusted EBITDA goals established by the Compensation Committee in June 2021 for the 2021 MIP were as follows:

2021 Adjusted EBITDA Goals	Threshold
Below $24.4 million	Below-Threshold
$24.4 million	Threshold
$27.1 million	Target
$33.8 million	Maximum

Payments under the MIP for NEOs other than the CEO pay out as follows: 0% of target for below-threshold performance; 50% of target for threshold performance; 100% for target performance; and 175% of target for maximum performance. Payments under the MIP for the CEO pay out as follows: 0% of target for below-threshold performance; 50% of target for threshold performance; 100% for target performance; and 200% of target for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis.

MIP Performance

In early 2022, the Compensation Committee evaluated the NEOs’ 2021 accomplishments and compared them against the performance goals established by the Compensation Committee in February 2021 for 2021. The Compensation Committee considered the following factors in its evaluation of management’s performance, and determined that the NEOs had successfully executed each of the goals established in February 2021:

•

the NEOs’ extraordinary efforts to mitigate the liquidity risks created by the ongoing effects of the COVID-19 pandemic and related travel restrictions, including multiple resort sales generating a total cash consideration of $89.5 million, a substantial capital raise of $138.0 million, and financing agreement amendments;

•	securing three new management contracts to enhance our growth profile;

•

entering into a strategic alliance with Wyndham Hotels & Resorts, Inc., a globally recognized hotel brand, and successfully launching the new Wyndham Alltra all-inclusive brand through the conversion of two existing resorts;

•	launching Playa’s first membership program, The Playa Collection;

•	expanding Playa’s ESG initiatives and reporting, including the identification of 20 master metrics and 13 sub-metrics and obtaining Green Globe Certification at all of our eligible resorts;

•	assisting the Board in establishing a diversity plan and appointing three female and/or diverse directors to our Board; and

•

positioning Playa to capitalize on opportunities, including by increasing the relative percentage of direct sales through www.PlayaResorts.com and selling non-core assets (including Dreams Puerto Aventuras and the Capri Resort) to free up capital for potential attractive acquisition opportunities.

In addition, based on the efforts of our senior management, Playa’s actual adjusted EBITDA for purposes of the 2021 MIP exceeded both the target and maximum goals established by the Compensation Committee:

2021 Actual Adjusted EBITDA*	Actual Adjusted EBITDA Percent of Target
$78.7 million	190%

*

Represents our adjusted EBITDA for the six months ended December 31, 2021. Please refer to our Form 10-K for the year ended December 31, 2021 for a discussion of adjusted EBITDA and a description of how it is calculated.

Accordingly, in December 2021, after consideration of the CEO’s maximum achievement of the adjusted EBITDA goal, and the other NEOs’ achievement of each of the 2021 performance goals and maximum achievement of the adjusted EBITDA goal, the Compensation Committee awarded bonuses at the maximum level under the MIP: 200% of target for our CEO and 175% of target for our other NEOs.

The table below illustrates the MIP payments paid to our NEOs for their 2021 performance:

Name	Target Bonus	Bonus Earned
Bruce D. Wardinski	$937,500	$1,875,000
Ryan Hymel	$356,250	$623,438
Kevin Froemming	$341,250	$597,188
Greg Maliassas	$337,500	$590,625
Fernando Mulet	$300,000	$525,000

2021 Equity Awards Pursuant to the Long-Term Incentive Plan (LTIP)

In December 2020, the Compensation Committee, taking into consideration market information and each NEO’s potential contribution to our long-term strategy and success, among other factors, determined a target value of 2021 equity awards to be issued to each of the NEOs in 2021 pursuant to the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”). The awards approved by the Compensation Committee were granted on January 4, 2021, with each NEO’s target award value based on the fair value per share of $5.45 on the grant date.

Each of the NEO’s awards consisted of 50% time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares. The performance-based restricted shares vest 50% each based on achievement of goals established by the Compensation Committee for the performance period of January 1, 2021 through December 31, 2023, which consist of a relative TSR compared to a select peer group of companies and a CAGR of Playa’s share price.

The total number of performance-based restricted shares that are earned based on achievement of these goals is based on an achievement factor (expressed as a percentage of the number of target shares) ranging from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, and up to 125% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis. The TSR component of the performance-based restricted shares may vest between 0% and 150% of target, with the award capped at 100% of target should Playa’s TSR be negative for the performance period. The CAGR component of the performance-based restricted shares may vest up to 100% of target.

The Compensation Committee, after consultation with AETHOS, approved the following peer group for the TSR component of the performance-based restricted shares: Apple Hospitality REIT, DiamondRock Hospitality, Extended Stay America, Hersha Hospitality Trust, Host Hotels & Resorts, Park Hotels and Resorts, Pebblebrook Hotel Trust, Red Lion Hotels Corporation, RLJ Lodging Trust, Summit Hotel Properties, Sunstone Hotel Investors and Xenia Hotels & Resorts. The Compensation Committee determined that this peer group represented a group of publicly-traded companies with which the Company competes for business and investment capital as well as executive talent.

The following table summarizes the 2021 equity awards:

		Time- Based Restricted Share Award Annual Grant		Performance-Based Restricted Share Award Annual Grant
Name	Total Long-Term Incentive Annual Target Value	Target Value	Number of Shares	Target Value	Number of Shares
Bruce D. Wardinski	$4,099,997	$2,050,001	376,147	$2,049,996	376,146
Ryan Hymel	$1,799,999	$900,002	165,138	$899,997	165,137
Kevin Froemming	$1,599,995	$800,000	146,789	$799,995	146,788
Greg Maliassas	$1,499,998	$750,002	137,615	$749,996	137,614
Fernando Mulet	$1,149,999	$575,002	105,505	$574,997	105,504

2022 Compensation Outlook

The Compensation Committee made the following modifications to the executive compensation program for 2022. The Compensation Committee made these decisions in alignment with the compensation philosophy balanced with its desire to appropriately motivate, reward and retain the NEOs as they continue to manage Playa’s performance during a period of worldwide economic challenges and uncertainty.

2022 Base Salary

The Compensation Committee, after considering performance, comparison to the market, and other factors, approved the base salary adjustments shown in the following table for the NEOs for 2022. The increase for Mr. Wardinski is the first increase to his base salary since January 2015, and Mr. Mulet’s increase considered both performance and his promotion to Chief Investment Officer.

Name	2021 Base Salary	Percent Increase	2022 Base Salary
Bruce D. Wardinski	$750,000	3.3%	$775,000
Ryan Hymel	$475,000	4.2%	$495,000
Greg Maliassas	$450,000	3.3%	$465,000
Fernando Mulet	$400,000	23.8%	$495,000

2022 Management Incentive Plan (MIP)

Based on a review of market data, the Compensation Committee approved incentive target adjustments for the NEOs in 2022, the first adjustment to the MIP since 2017. The Chairman and CEO’s new target incentive award is 150% of base salary and the maximum amount that can be earned under the MIP remains at 200% of target. The other NEOs’ new target incentive award is 100% of base salary and the maximum amount that can be earned under the MIP remains at 175% of target.

2022 Equity Awards Pursuant to the Long-Term Incentive Plan (LTIP)

In November 2021, the Compensation Committee approved January 2022 award grants to the NEOs that again consisted of 50% time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares, which vest based on achievement of goals established by the Compensation Committee for the performance period of January 1, 2022 through December 31, 2024. The performance-based restricted shares vest 50% based on achievement of a relative TSR compared to a select peer group of companies, with the award capped at 100% of target should Playa’s TSR be negative, and 50% based on the CAGR of Playa’s share price, capped at 100% of target, representing a maximum performance-based restricted share aware of 125% of target.

The grant-date fair values of the shares awarded totaled $2,980,787 for Mr. Wardinski, $894,237 for Mr. Hymel, $844,554 for Mr. Maliassas and $894,237 for Mr. Mulet, respectively.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by:

Karl Peterson, chairperson

Hal Stanley Jones

Elizabeth Lieberman

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following summary compensation table sets forth the annual base salary and other compensation paid to each of our NEOs for 2021, 2020 and 2019.

Name	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation ($)(1)	Share Awards(2)	All Other Compensation(3)	Total
Bruce D. Wardinski	2021	$750,000	$—	$1,875,000	$3,996,557	$12,944	$6,634,501
Chairman and Chief Executive Officer	2020	$201,924	$703,125	$—	$3,158,615	$7,429	$4,071,093
	2019	$750,000	$—	$—	$2,256,057	$12,460	$3,018,517

Ryan Hymel	2021	$475,000	$—	$623,438	$1,754,587	$12,560	$2,865,585
Executive Vice President and Chief Financial Officer	2020	$390,674	$239,063	$—	$1,082,953	$12,360	$1,725,050
	2019	$425,000	$—	$—	$812,183	$12,100	$1,249,283

Kevin Froemming	2021	$455,000	$—	$597,188	$1,559,628	$12,560	$2,624,376
Former Executive Vice President and Chief Commercial Officer	2020	$403,066	$250,313	$—	$947,579	$9,078	$1,610,036
	2019	$445,000	$—	$—	$676,818	$12,100	$1,133,918

Greg Maliassas	2021	$450,000	$—	$590,625	$1,462,154	$6,302	$2,509,081
Executive Vice President and Chief Operating Officer

Fernando Mulet	2021	$400,000	$—	$525,000	$1,120,985	$12,159	$2,058,144
Executive Vice President and Chief Investment Officer

(1)

As discussed in “Compensation Discussion and Analysis – 2021 Compensation Decisions — 2021 Management Incentive Plan (MIP),” the Compensation Committee awarded bonuses at the maximum amount allowed under the MIP: 200% of target for our Chairman and CEO and 175% of target for our other NEOs.

(2)

Represents the aggregate grant date fair value of time-based restricted shares and performance-based restricted shares granted to the NEOs on January 2, 2019, September 19, 2019, January 2, 2020, and January 4, 2021 in each case computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of performance-based equity awards, see Note 11 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K.

The following table shows the fair value of the performance-based restricted shares granted to the NEOs assuming maximum performance:

Maximum Grant Date Fair Value of Performance-Based Restricted Shares
Year	Wardinski	Hymel	Froemming	Maliassas	Mulet
2021	$2,562,495	$1,124,997	$999,993	$937,495	$718,746

The following table shows the grant date fair value of the time-based restricted shares granted to the NEOs:

Grant Date Fair Value of Time-Based Restricted Shares
Year	Wardinski	Hymel	Froemming	Maliassas	Mulet
2021	$2,050,001	$900,002	$800,000	$750,002	$575,002

(3)

For each NEO, the amount shown in “All Other Compensation” represents our matching contribution to the 401(k) plan for the NEO’s benefit of $11,600, $11,600, $11,600, $5,976 and $11,324 for Messrs. Wardinski, Hymel, Froemming, Maliassas, and Mulet, respectively, and Company-paid life insurance premiums of $1,344, $960, $960, $326 and $835 for Messrs. Wardinski, Hymel, Froemming, Maliassas, and Mulet, respectively.

Grants of Plan Based Awards Table

The following table sets forth information with respect to plan-based awards granted in 2021 to our NEOs:

						Share Awards
			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Date of Compensation Committee Approval	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Other Stock Awards: Number of Shares(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Bruce D. Wardinski			468,750	937,500	1,875,000
	December 9, 2020	January 4, 2021				188,072	376,146	470,182		1,946,556
	December 9, 2020	January 4, 2021							376,147	2,050,001
Ryan Hymel			178,125	356,250	623,438
	December 9, 2020	January 4, 2021				82,568	165,137	206,421		854,585
	December 9, 2020	January 4, 2021							165,138	900,002
Kevin Froemming			170,625	341,250	597,188
	December 9, 2020	January 4, 2021				73,394	146,788	183,485		759,628
	December 9, 2020	January 4, 2021							146,789	800,000
Greg Maliassas			168,750	337,500	590,625
	December 9, 2020	January 4, 2021				68,806	137,614	172,017		712,152
	December 9, 2020	January 4, 2021							137,615	750,002
Fernando Mulet			150,000	300,000	525,000
	December 9, 2020	January 4, 2021				52,752	105,504	131,880		545,983
	December 9, 2020	January 4, 2021							105,505	575,002

(1)

Amounts in these columns represent plan awards pursuant to our annual MIP for the 2021 fiscal year. For the actual amounts paid to the NEOs pursuant to the MIP for 2021, see the Summary Compensation Table above.

(2)

Amounts in this column represent grants of performance-based restricted shares, which may vest at the end of a performance period from January 1, 2021 to December 31, 2023 based equally on the achievement of TSR and CAGR goals.

(3)	Amounts in this column represent grants of time-based restricted shares, which vest one-third on January 4 of 2022, 2023 and 2024, subject to the NEO’s employment on such dates.
(4)

Amounts in this column represent the grant date fair value of each time-based restricted share award and performance-based restricted share award, as computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of equity awards, see Note 11 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements

The Company or its subsidiaries have employment agreements with each of the Company’s NEOs. Other than Mr. Froemming, the Company’s former Chief Commercial Officer, whose contract was not renewed and whose last day of employment with the Company was January 5, 2022, the Company entered into a new employment agreement with each NEO on December 20, 2021. These new employment agreements, which replaced each respective NEO’s prior employment agreement, are described below.

Employment Agreement of Mr. Wardinski

Mr. Wardinski, our subsidiary, Playa Management, and us, solely with respect to Mr. Wardinski’s appointment as our Chief Executive Officer and Chairman of our Board, entered into an employment agreement on December 28, 2018, which was amended on December 16, 2019. On December 20, 2021, Mr. Wardinski entered into a new employment agreement effective January 1, 2022, which modified the prior agreement in certain respects as described below. Mr. Wardinski’s employment agreement provides for the initial period of employment to end on December 31, 2024, subject to automatic one-year extensions unless either party provides a Non-Renewal Notice to the other party at least 180 days prior to the then expiration date of the agreement. Mr. Wardinski serves as the Chief Executive Officer and the Manager of Playa Management (the “Playa Management Board”), our Chief Executive Officer, and Chairman of our Board.

Mr. Wardinski’s prior employment agreement provided for a base salary of $750,000 (as may have been increased by our Board), an annual discretionary bonus opportunity targeted at a minimum of 125% of base salary (subject to a maximum of at least 200% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management. The new employment agreement provides for an increase in base salary to $775,000 (as may be increased by our Board) and annual discretionary bonus opportunity at a target of 150% of base salary (subject to a maximum of 300% of base salary). Mr. Wardinski is also entitled to paid time off and holiday pay in accordance with Playa Management’s policies. In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in the employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•

an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment and, pursuant to the new agreement, an amount equal to two times his discretionary annual bonus at the target amount then in effect (the “Wardinski Severance Payment”), paid in 24 equal monthly installments;

•

additional monthly payments equal to $1,500 for a period of 24 months for the purpose of covering Mr. Wardinski’s health insurance, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan (the “Wardinski Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement (a “Change in Control Termination”), Mr. Wardinski will be eligible to receive the payments set forth above, provided however that the Wardinski Severance Payment shall be increased to 2.99 times Mr. Wardinski’s base salary and, in the case of the new employment agreement, target bonus, with such payment made in a lump sum under the new agreement.

In the event that Mr. Wardinski’s employment terminates as a result of “Disability,” as such term is defined in the employment agreement, or death, Mr. Wardinski or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (ii) payments of the Wardinski Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in the employment agreement, if health insurance coverage becomes available to Mr. Wardinski under another group insurance plan during the twelve-month period, payment of the Wardinski Additional Amount shall cease. In addition, in the event of Mr. Wardinski’s death, Mr. Wardinski’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

If either Mr. Wardinski or Playa Management causes Mr. Wardinski’s employment to end by the delivery of a Non-Renewal Notice, then, conditioned upon his execution of a separation and release agreement, Mr. Wardinski is entitled to receive an amount equal to six months of his base salary, paid in six equal monthly installments.

Regardless of the reason for any termination of Mr. Wardinski’s employment agreement, including if Mr. Wardinski is terminated for “Cause,” as such term is defined in the employment agreement (other than in the case of Mr. Wardinski’s death or “Disability,” as defined in the employment agreement, which are described above), Mr. Wardinski will be eligible to receive his then-accrued compensation, reimbursement for any outstanding reasonable business expense he has incurred in performing his duties, continued insurance benefits to the extent required by law and any fully vested but unpaid rights under any bonus or other incentive pay plan, or any other employee benefit plan or program of ours or our affiliates.

Mr. Wardinski’s employment agreement provides that Mr. Wardinski is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa Management, us or our affiliates, Mr. Wardinski is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management, us or any of our affiliates; (iii) serving as Chairman of our Board; and (iv) certain other activities and director positions that the Playa Management Board and our Board may approve.

Mr. Wardinski’s employment agreement provides that during the term of his employment and for a period of 18 months (six months in the case of a non-renewal or expiration of his employment and 12 months following a Change in Control Termination, each as described above) following the expiration, resignation or termination of his employment, Mr. Wardinski agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Wardinski may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management, us or any of our affiliates in a line of business that we, Playa Management, or any of our affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Wardinski’s termination, an employee with a senior management position at Playa Management, us or any of our affiliates. Under Mr. Wardinski’s new agreement, he may not solicit or employ any person who is, or was at any time during the eighteen month period prior to the executive’s termination, an employee with a senior management position with us or any of our affiliates provided such person was not terminated by us or any of our affiliates without cause. Mr. Wardinski’s employment agreement provides for a confidentiality covenant on the part of Mr. Wardinski both during and after his termination of employment.

Mr. Wardinski’s new agreement also includes his consent to the application of any compensation recovery policy adopted by the Company.

Employment Agreements of Messrs. Hymel, Froemming, Maliassas and Mulet

Each of Messrs. Hymel, Froemming, Maliassas and Mulet had previously entered into an employment agreement with one of our subsidiaries, each of which expired on December 31, 2021. On December 20, 2021, Messrs. Hymel, Maliassas and Mulet each entered into a new employment agreement with Playa Management effective January 1, 2022 on similar terms as the expired agreements for each officer. The new agreements for Messrs. Hymel, Maliassas and Mulet provide for an initial three year period of employment ending on December 31, 2024, subject to automatic one-year extensions unless either party provides a Non-Renewal Notice to the other party at least 180 days prior to the then expiration date of the agreement. Mr. Froemming’s employment agreement was not renewed and his last day of employment was January 5, 2022.

The prior employment agreements with each of Messrs. Hymel, Froemming, Maliassas and Mulet provided for a base salary of $425,000, $445,000, $375,000 and $325,000, respectively (as each may have been increased by our Board), an annual discretionary bonus opportunity targeted at 75% of base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives. The new employment agreements provide for an increase in base salary for Messrs. Hymel, Maliassas and Mulet to $495,000, $465,000 and $495,000, respectively (as may be increased by our Board) and annual discretionary bonus opportunity with a target amount 100% of base salary (subject to a maximum of 175% of base salary). Each executive is also entitled to paid time off and holiday pay in accordance with the applicable policies of their employer. In addition, upon termination of each of the employment agreements without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in each employment agreement, each applicable executive will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•

an aggregate amount equal to his base salary at the rate in effect on his last day of employment and, pursuant to the new agreements for Messrs. Hymel, Maliassas and Mulet, an amount equal to one time his discretionary annual bonus at the target amount then in effect (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•

additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The employment agreements with each of these executives provide that, in the event the executive is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in each employment agreement, the executive will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 2.0 times his base salary at the rate in effect on his last day of employment and, in the case of the new employment agreements with each of Messrs. Hymel, Maliassas and Mulet, target bonus, with such payment made in a lump sum under the new agreement. In the event that the executive terminates his employment without “Good Reason,” as defined in each employment agreement, conditioned upon his execution of a separation and release agreement, the executive will be eligible to receive a payment of any unpaid portion of his base salary, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of the employer.

The employment agreements with each of Messrs. Hymel, Froemming, Maliassas and Mulet provide that, in the event that the executive’s employment terminates as a result of “Disability,” as such term is defined in each employment agreement, or death, the executive or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) a payment of any unpaid portion of his base salary, (ii) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (iii) payments of the Executive Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in each employment agreement, if health insurance coverage becomes available to the executive under another group insurance plan during the twelve-month period, payment of the Executive Additional Amount shall cease. In addition, in the event of Messrs. Hymel, Froemming, Maliassas or Mulet’s death, such executive’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

The employment agreements with each of Messrs. Hymel, Froemming, Maliassas and Mulet provide that the executive is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to us or our affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with us or any of our affiliates; and (iii) certain other activities and director positions that our Board may approve.

The employment agreements with each of Messrs. Hymel, Froemming, Maliassas and Mulet provide that during the term of the executive’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, the executive agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of any of our affiliates in a line of business that any of our affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position with us or any of our affiliates. Under the new agreements, the executive may not solicit or employ any person who is or was at any time during the eighteen month period prior to the executive’s termination, an employee with a senior management position with us or any of our affiliates provided such person was not terminated by us or any of our affiliates without cause. The employment agreements with each of Messrs. Hymel, Froemming, Maliassas and Mulet provide for a confidentiality covenant on the part of the executive after his termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2021. All time-based restricted shares presented in the table below will only vest subject to the executive’s continued employment through the applicable vesting date.

		Stock Awards
		Time-Based Awards			Performance-Based Awards
Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(1)(7)
Bruce D. Wardinski	January 4, 2021	376,147	(2)	2,911,378	376,146	2,911,370
	January 2, 2020	147,307	(3)	1,140,156	—	—
	September 19, 2019	15,836	(4)	122,571	—	—
	January 2, 2019	41,667	(4)	322,502	—	—
	May 16, 2017	130,000	(6)	1,006,200	—	—
Ryan Hymel	January 4, 2021	165,138	(2)	1,278,168	165,137	1,278,160
	January 2, 2020	50,506	(3)	390,916	—	—
	September 19, 2019	5,701	(4)	44,126	—	—
	January 2, 2019	15,000	(4)	116,100	—	—
	May 16, 2017	12,500	(6)	96,750	—	—
Kevin Froemming	January 4, 2021	146,789	(2)	1,136,147	146,788	1,136,139
	January 2, 2020	44,192	(3)	342,046	—	—
	September 19, 2019	4,751	(4)	36,773	—	—
	January 2, 2019	12,500	(4)	96,750	—	—
	May 16, 2017	45,000	(6)	348,300	—	—
Greg Maliassas	January 4, 2021	137,615	(2)	1,065,140	137,614	1,065,132
	January 2, 2020	31,566	(3)	244,321	—	—
	November 18, 2019	13,774	(5)	106,611	—	—
Fernando Mulet	January 4, 2021	105,505	(2)	816,609	105,504	816,601
	January 2, 2020	31,566	(3)	244,321	—	—
	September 19, 2019	3,168	(4)	24,520	—	—
	January 2, 2019	8,334	(4)	64,505	—	—
	May 16, 2017	10,000	(6)	77,400	—	—

(1)	Pursuant to SEC rules, the market value is calculated by multiplying the number of shares by the closing price of our Ordinary Shares ($7.74) at December 31, 2021.
(2)

Represents the number of time-based restricted shares that have not vested from initial award. One-third of the award vested on January 4, 2022, and the remainder will vest ratably in January 2023 and 2024.

(3)

Represents the remaining two-thirds of time-based restricted shares that have not vested from initial award. Half of the remaining award vested on January 2, 2022, and the remainder will vest in January 2023.

(4)	Represents the remaining one-third of time-based restricted shares that vested on January 2, 2022.
(5)	Represents the remaining one-third of time-based restricted shares that have not vested from initial award that will vest on November 18, 2022.
(6)	Represents the remaining 50% of time-based restricted shares that have not vested from initial award that will vest on May 16, 2022.
(7)

Represents the target number of performance-based restricted shares that may vest based on the Company’s achievement of the applicable performance goals over a three-year performance period commencing on January 1, 2021 and ending on December 31, 2023.

Option Exercises and Stock Vested

The following table presents the number of Ordinary Shares that were acquired upon vesting of restricted share awards and the related value realized by each of our NEOs during the year ended December 31, 2021:

	Stock Awards
Name	Number of Shares Acquired on Vesting of Restricted Share Awards (#)	Value of Shares Acquired on Vesting of Restricted Share Awards(1) ($)
Bruce D. Wardinski	239,233	1,519,636
Ryan Hymel	90,618	620,962
Kevin Froemming	73,595	471,190
Greg Maliassas	29,556	200,652
Fernando Mulet	71,882	525,767

(1)	Based on the closing market price per Ordinary Share on the vesting date.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and applicable employment agreements, calculated as if a termination of employment had occurred on December 31, 2021. As discussed above in “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table — Employment Agreements,” all of our NEOs except for Mr. Froemming recently entered into new employment agreements, effective January 1, 2022, which provide for enhanced severance benefits (primarily relating to eligibility to receive a cash payment based on the target bonus amount in the event of a qualifying termination), which are not reflected in the table below.

Name	Qualifying Termination(1)	Change in Control(2)	Death or Disability(3)	Retirement/ Resignation(4)
Bruce D. Wardinski
Cash severance	$1,500,000	$2,242,500	$—	$—
Equity awards(5)	1,582,109	8,414,177	2,588,309	—
Continuation of benefits	36,000	36,000	18,000	—

Total	$3,118,109	$10,692,677	$2,606,309	$—
Ryan Hymel
Cash severance	$475,000	$950,000	$—	$—
Equity awards(5)	550,072	3,204,220	646,822	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$1,043,072	$4,172,220	$664,822	$—
Kevin Froemming
Cash severance	$455,000	$910,000	$—	$—
Equity awards(5)	474,633	3,096,155	822,933	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$947,633	$4,024,155	$840,933	$—
Greg Maliassas
Cash severance	$450,000	$900,000	$—	$—
Equity awards(5)	350,263	2,481,204	350,263	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$818,263	$3,399,204	$368,263	$—
Fernando Mulet
Cash severance	$400,000	$800,000	$—	$—
Equity awards(5)	332,678	2,043,956	410,078	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$750,678	$2,861,956	$428,078	$—

(1)

Upon the termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the NEO’s respective employment agreement, the NEOs are generally entitled to cash severance comprising (i) an aggregate amount equal to the NEO’s base salary (two times base salary in the case of Mr. Wardinski), paid in 12 equal monthly installments (24 installments in the case of Mr. Wardinski), (ii) additional monthly payments equal to $1,500 for a period of twelve months for the purpose of covering health insurance (24 months in the case of Mr. Wardinski), and (iii) a pro rata share of the NEO’s discretionary annual bonus relating to the year in which employment ends. The amount reported as cash severance in the table above does not include any pro rata annual cash incentive payments, as such payments were fully earned as of December 31, 2021 and are not considered to be accelerated upon termination. The amounts of the annual MIP payments are disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

In addition, pursuant to the terms of the 2017 Plan, upon termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the applicable award agreements, then time-based restricted shares granted at least one-year prior to the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO during the vesting period, with the exception of the remaining unvested time-based restricted shares granted on May 16, 2017 which would be forfeited as of the date of termination. Performance-based restricted shares with a TSR component that are granted at least one-year prior to the termination will vest as of the end of the three-year performance period pro rata based on the number of days of service completed by the NEO through the termination date. Performance-based restricted shares with a CAGR component that are granted at least one-year prior to the termination and that are earned as of the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO through the termination date.

(2)

Pursuant to their employment agreements, if our NEOs are terminated without “Cause” or resign for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employments agreements, each NEO is generally entitled to the same cash severance and benefit payments described in Footnote 1, except that the cash severance amount equal to the NEO’s base salary would be an amount equal to 2.99 times base salary for Mr. Wardinski and 2.0 times base salary for the other NEOs. The amounts shown for cash severance assume a qualifying termination in connection with a Change in Control as of December 31, 2021. Assuming a termination date of December 31, 2021, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table. In addition, pursuant to the 2017 Plan, in the event that outstanding equity awards are not assumed by the surviving entity in connection with a Change in Control, all unvested restricted shares subject only to time-vesting would fully vest. With respect to unvested performance-based restricted shares as of the date of the Change in Control, (i) if at least half of the performance period has elapsed as of the date of the Change in Control, the performance-based restricted shares would vest on such date based on actual performance as determined by the Compensation Committee, and (ii) if less than half of the performance period has elapsed as of the date of the Change in Control, then the performance-based restricted shares would vest based on target performance on the date of the Change in Control. The amounts shown in this column assume that the outstanding time-based and performance-based restricted share awards are not assumed in the transaction and therefore could be accelerated pursuant to the provisions of the 2017 Plan and the applicable award agreement.

(3)

Pursuant to their employment agreements, in the event of an NEO’s death or if the NEO’s employment terminates as a result of “Disability,” as such term is defined in the employment agreements, then the NEO or his or her estate, as applicable, is entitled to (i) a payment of any unpaid portion of base salary, (ii) a pro rata share of the discretionary annual incentive bonus (at no less than target in the event of death) and (iii) additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation in the event of Disability if the executive becomes eligible to obtain insurance coverage from another group insurance plan. Assuming a termination date of December 31, 2021, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Non-Equity Incentive Compensation column of the Summary Compensation Table. Pursuant to the terms of the 2017 Plan, upon termination of the NEO’s employment for death or Disability, then time-based restricted shares granted at least one-year prior to the termination date will vest pro rata as of the date of termination based on the number of days of service completed by the NEO during the vesting period, with the exception of the May 16, 2017 time-based restricted share awards which would vest 100% on the termination date. Performance-based restricted shares with a TSR component that are granted at least one-year prior to the termination will vest as of the end of the three-year performance period pro rata based on the number of days of service completed by the NEO through the termination date. Performance-based restricted shares with a CAGR component that are granted at least one-year prior to the termination and that are earned as of the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO through the termination date.
(4)	Upon retirement or resignation without “Good Reason,” the NEOs are not entitled to any severance benefits pursuant to their employment agreements or the 2017 Plan.
(5)	Share values were calculated at $7.74 per share, the closing market price per Ordinary Share at December 31, 2021.

Separation Agreement with Kevin Froemming

As previously stated, Mr. Froemming’s employment agreement was not renewed, and his last day of employment with the Company was January 5, 2022. On December 15, 2021, the Company and Mr. Froemming entered into a separation agreement (the “Separation Agreement”) pursuant to which, among other things, that (i) Mr. Froemming executed a general release of all claims against the Company (the “Release”), (ii) Mr. Froemming was eligible to receive a discretionary bonus for his 2021 service (which amount is reported in the Summary Compensation Table), (iii) Mr. Froemming is entitled to severance equal to $455,000 (12 months of his current base salary) if he does not revoke the Release and complies with the material terms of the Separation Agreement, including the restrictive covenants described below, (iv) for purposes of Mr. Froemming’s outstanding Company equity awards, his termination of service was treated as a termination without cause, (v) that Mr. Froemming will cooperate with the Company to effect the orderly transition of his responsibilities, (vi) that Mr. Froemming shall remain subject to the confidentiality, non-compete and non-solicit restrictive covenants set forth in his current employment contract, and (vii) Mr. Froemming shall not disparage the Company. Mr. Froemming is also entitled to receive twelve months of COBRA benefits and six months of outplacement services.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Bruce D. Wardinski, our Chairman and Chief Executive Officer (“CEO”).

For the year ended December 31, 2021, we estimate that the ratio of the annual total compensation of our CEO ($6,634,501) to the annual total compensation of our median employee ($6,635) was 1,000:1. Our median employee is a member of the kitchen staff at one of our resorts in the Dominican Republic.

Annual Total Compensation of CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table included above.

Determining the Median Employee

As of October 1, 2021, the date chosen for identifying our median employee, we collected data for all employees globally at our corporate offices and our owned resorts in Mexico, Jamaica and the Dominican Republic, and utilized base pay as our consistently applied compensation measure to identify the median employee. As of this date, approximately 100 employees were located in the United States, 4,500 employees were located in Mexico, 3,100 employees were located in the Dominican Republic and 1,800 employees were located in Jamaica. Employees of our resorts that we manage on behalf of third-party owners were excluded from the population, as their pay is set by a third-party. The base pay of our employees outside of the United States were converted into U.S. dollars using the applicable foreign exchange rates as of October 1, 2021.

The median employee’s annual total compensation includes base pay, overtime pay, bonus, gratuities and employer-paid defined contribution plan and profit sharing plan contributions. The median employee did not receive any share-based compensation awards.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt various methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio we reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sub-lease Agreement

Our subsidiary, Playa USA, entered into a sub-lease agreement with Barceló Crestline Corporation, an affiliate of our Predecessor’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sub-lease agreement was assigned by Barceló Crestline Corporation to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, our Chairman and Chief Executive Officer. The sub-lease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sub-lease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. Playa Management sub-leases approximately 11,000 square feet of office space. During the years ended December 31, 2021, 2020, and 2019, we paid $0.8 million, $0.8 million and $0.7 million, respectively, related to the sub-lease agreement to the sub-landlord, which remits the payments to a company controlled by our Chairman and Chief Executive Officer.

Hyatt Agreements

Hyatt Subscription Agreement

On July 15, 2013, our Predecessor entered into a subscription agreement with HI Holdings, a wholly-owned subsidiary of Hyatt Hotels Corporation (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, HI Holdings purchased from our Predecessor 14,285,714 Ordinary Shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

We agreed under the Hyatt Subscription Agreement to indemnify HI Holdings for any breaches of our representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of our Ordinary Shares and preferred shares, our organization, our capitalization and due authorization of the transactions), for which our indemnification liability is capped at $325 million). The representations and warranties we made and our related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, we have agreed under the Hyatt Subscription Agreement to indemnify HI Holdings for:

•

losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of our resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•

losses suffered by HI Holdings resulting from, based upon or related to, in whole or in part, any failure of us or certain of our subsidiaries or any other person that is or has been affiliated with us to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by us or certain of our subsidiaries (or any other person that is or has been affiliated with us) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•	losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by HI Holdings) contained in the offering memorandum for our Senior Notes due 2020, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of our Senior Notes due 2020 by, or with the approval of, us in connection with the marketing of our Senior Notes due 2020 (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•

losses arising from our obligation to indemnify our prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to HI Holdings’ percentage ownership of our Ordinary Shares).

Any indemnity liability owed by us to HI Holdings under the Hyatt Subscription Agreement shall be payable, at our election, in immediately available funds and/or (so long as the Fair Market Value of our Ordinary Shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the Ordinary Shares)) in additional Ordinary Shares. “Fair Market Value” shall be the amount agreed by us and HI Holdings or, if no agreement is reached within 15 days of our election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of our subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt Ziva or Hyatt Zilara brands (the “Hyatt All-Inclusive Resort Brands”) has signed a franchise agreement and related services agreements with Hyatt and/or its affiliates governing the operation of that resort. We manage all of those resorts under a management agreement with each of Playa and any third party owner for whom Playa serves as hotel operator (each a “Resort Owner”).

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and us as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

While our Predecessor did not pay any application fees for our Predecessor’s existing Hyatt All-Inclusive Resort Brand resorts, the Resort Owners (including us) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Under the Hyatt franchise agreements, if any Brand Owner (as defined below) or Restricted Brand Company (as defined below) acquires any ownership interest in us, we are required to implement strict informational and operational barriers between our operations with respect to such brand and our operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by us in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

If we violate the aforementioned restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by us, of which we are the franchisor, licensor or owner, or for which we are the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by our Predecessor prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

A “Restricted Brand Company” means each of Marriott International Inc., Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and our Articles of Association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of our outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring our shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend our general meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our Articles of Association to transfer excess shares to a foundation until sold to a third party. Our franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date we become aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of our Hyatt franchise agreements and the restriction on ownership by a Restricted Brand Company will apply until we have less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of our Ordinary Shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require us to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on our activities and limits on the beneficial ownership of our Ordinary Shares.

In addition to the Hyatt franchise agreement, each Resort Owner has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•

Under the trademark license agreement, Hyatt grants a license to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and us as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s licensing fees.

•

Under the World of Hyatt frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the World of Hyatt guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the World of Hyatt guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by World of Hyatt guest loyalty program members who use points to pay for their hotel accommodations.

•

Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales services and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•

Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the years ended December 31, 2021, 2020, and 2019, we incurred approximately $18.6 million, $9.9 million and $17.4 million, respectively, in fees pursuant to the Hyatt Resort Agreements.

The Hyatt Strategic Alliance Agreement

Playa had entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which we and Hyatt provided each other a right of first offer with respect to any proposed offer or arrangement to acquire the rights to own and operate an all-inclusive hotel property at the level of quality and service consistent with the Hyatt All-Inclusive Resort Brands in the Market Area. The Hyatt Strategic Alliance Agreement expired by its terms on December 31, 2021.

Relationship with AMResorts

In November 2021, Hyatt completed its acquisition of Apple Leisure Group (“ALG”), which owns the brand management platform AMResorts in addition to various tour operators and travel agencies. We pay AMResorts and its affiliates, as operators of two of our resorts and the former operator of the Dreams Puerto Aventuras prior to its sale in February 2021, management and marketing fees, and sell all-inclusive packages through ALG’s tour operators and travel agencies.

During the year ended December 31, 2021, transactions between us and ALG and AMResorts were as follows:

•	Package revenue of $10.5 million generated with ALG;

•	Management fees of $1.5 million paid to AMResorts;

•	Marketing fees of $2.0 million paid to AMResorts.

Relationship with Sagicor

We have a relationship with Sagicor through the 2018 Shareholder Agreement and due to Sagicor’s ownership of approximately 6% of our outstanding ordinary shares. We pay Sagicor for employee insurance coverage at one of our Jamaica properties. Sagicor is also a part owner of the Jewel Grande Montego Bay Resort & Spa and compensates us as manager of the property. During the year ended December 31, 2021, we received approximately $3.3 million of cost reimbursements from Sagicor as reimbursement of certain costs incurred by us on behalf of the Jewel Grande Montego Bay Resort & Spa managed by Playa, and paid approximately $0.8 million for employee insurance coverage. All of these transactions were approved by our Board in accordance with our related party transactions policy.

Relationship with Davidson Kempner Capital Management L.P.

Davidson Kempner Capital Management L.P. (“DKCM”) is the investment manager of multiple affiliated funds and is considered a related party which owns approximately 9% of our ordinary shares. The affiliated funds managed by DKCM are also the lenders to our $110.0 million property loan agreement and our senior secured credit facility, which consists of $93.3 million of outstanding Term A1, Term A2 and Term A3 loans. The property loan agreement has a fixed interest rate of 9.25% and the Term A1, Term A2 and Term A3 loans have an average interest rate of 9.25%. We pay DKCM periodic interest payments related to the outstanding debt, which amounted to approximately $21.9 million during the year ended December 31, 2021. We also repaid $0.7 million of the principal balance on the Term A3 loan during the year ended December 31, 2021. These lending arrangements were entered into in June 2020.

Indemnification Agreements

Our Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our directors and executive officers and certain of our significant employees providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

Consistent with Dutch law and our Articles of Association, we adopted a code of business conduct and ethics. The code of business conduct and ethics includes a policy requiring that our Board review any transaction a director or executive officer proposes to have with Playa that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, our Board will be obligated to ensure that all such transactions are approved by a majority of our Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of April 1, 2022 by:

•	each person who is an executive officer of our Company;

•	each person who is a director of our Company;

•	each person who is the beneficial owner of more than 5% of our outstanding Ordinary Shares; and

•	all executive officers and directors of our Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each director, director nominee, executive officer or beneficial owner of more than 5% of our Ordinary Shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. Except as indicated in the table below, to our knowledge, no Ordinary Shares beneficially owned by any of our executive officers or directors have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Playa Hotels & Resorts N.V., Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

Beneficial Ownership
Beneficial Owner	Number of Ordinary Shares with Voting Rights	Percentage of All Ordinary Shares with Voting Rights(1)
Named Executive Officers
Bruce D. Wardinski(2)	3,927,879	2.3%
Ryan Hymel(3)	659,645	*
Greg Maliassas(4)	447,557	*
Fernando Mulet(5)	496,791	*
Kevin Froemming(6)	383,228	*
Non-Executive Directors
Karl Peterson(7)	3,084,033	1.8%
Hal Stanley Jones(8)	85,480	*
Elizabeth Lieberman(8)	60,480	*
Richard B. Fried	40,918	*
Mahmood Khimji(8)(9)	2,012,195	1.2%
Maria Miller(8)	17,445	*
Leticia Navarro(8)	12,195	*
5% or greater shareholders:
Davidson Kempner Capital Management LP(10)	15,142,519	8.9%
The Goldman Sachs Group, Inc.(11)	12,016,713	7.1%
Sagicor Financial Corporation Limited(12)	10,745,251	6.3%
HI Holdings Playa(13)	12,143,621	7.2%
Rubric Capital Management LP(14)	11,526,728	6.8%
HG Vora Capital Management, LLC(15)	10,000,000	5.9%
Morgan Stanley(16)	9,640,713	5.7%
Wellington Management Group LLP(17)	9,964,247	5.9%
Invesco Ltd.(18)	8,637,673	5.1%
All executive officers and directors as a group (12 persons)(19)	11,123,060	6.6%

*	Less than 1.0%
(1)

Based on 169,704,468 total shares outstanding as of April 1, 2022, which consists of 165,778,067 Ordinary Shares outstanding and 3,926,401 restricted shares granted pursuant to the 2017 Plan. The restricted shares contain voting rights but are restricted from being transferred until their vesting dates.

(2)	Includes 1,196,418 restricted shares that Mr. Wardinski has the ability to vote but is restricted from transferring until their vesting dates.
(3)	Includes 422,738 restricted shares that Mr. Hymel has the ability to vote but is restricted from transferring until their vesting dates.
(4)	Includes 362,573 restricted shares that Mr. Maliassas has the ability to vote but is restricted from transferring until their vesting dates.
(5)	Includes 311,380 restricted shares that Mr. Mulet has the ability to vote but is restricted from transferring until their vesting dates.
(6)

Based on Mr. Froemming’s ownership through January 5, 2022, his last day of employment with the Company. Includes 73,394 restricted shares that Mr. Froemming has the ability to vote but is restricted from transferring until their vesting dates.

(7)	Shares are held through Peterson Capital Partners, LP.
(8)	Includes 12,195 restricted shares that the director has the ability to vote but is restricted from transferring until their vesting date.

(9)

2,000,000 shares are held through KGT Investments, LLC, a limited liability company of which the Mr. Khimji is the sole manager. All 2,000,000 shares are pledged by Mr. Khimji as collateral for a general-purpose, secured line of credit. See “Hedging and Pledging of Company Securities”.

(10)

Based on a Schedule 13G/A filed with the SEC on February 10, 2022. Davidson Kempner Capital Management LP (“DKCM”) is an investment manager to each of M. H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., DKIP (Cayman) II, Davidson Kempner Distressed Opportunities Fund LP, Davidson Kempner Distressed Opportunities International Ltd. and DKLDO V Trading Subsidiary LP (collectively, the “Davidson Kempner Funds”), either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund, and has shared voting and dispositive power over the Ordinary Shares owned by the Davidson Kempner funds. DKCM GP LLC is the general partner of DKCM, and the managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Mr. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by the Davidson Kempner Funds. The address of DKCM is 520 Madison Avenue, 30th Floor, New York, New York 10022.

(11)	Based on a Schedule 13G filed with the SEC on February 7, 2022. The address of The Goldman Sachs Group, Inc. is 200 West Street New York, NY 10282.
(12)

Based on a Form 4 filed with the SEC on December 3, 2021. Sagicor Financial Corporation Limited, the holder of the Ordinary Shares, is a direct, wholly-owned subsidiary of Sagicor Financial Company Ltd., and shares voting and dispositive power over the Ordinary Shares with Sagicor Financial Company Ltd. The address of Sagicor Financial Corporation Limited and Sagicor Financial Company Ltd. is Cecil F De Caires Building, Wildey, St. Michael, Barbados, BB15096.

(13)

HI Holdings is an indirect wholly-owned subsidiary of Hyatt. Hyatt and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly-owned subsidiary of Hyatt, may be deemed to beneficially own Ordinary Shares held by HI Holdings. The address of HI Holdings is 71 South Wacker Drive, 12th Floor, Chicago, IL, 60606.

(14)

Based on a Schedule 13G filed with the SEC on February 14, 2022. Rubric Capital Management LP (“Rubric Capital”) is the investment adviser to certain investment funds and/or accounts that hold the ordinary shares reported. David Rosen is the Managing Member of Rubric Capital Management GP LLC, the general partner of Rubric Capital. The address of Rubric Capital is 155 East 44th St, Suite 1630, New York, NY 10017.

(15)	Based on a Schedule 13G/A filed with the SEC on February 14, 2022. The address of HG Vora Capital Management, LLC is 330 Madison Avenue, 20th Floor, New York, NY 10017.
(16)

Based on a Schedule 13G/A filed with the SEC on February 10, 2022. Morgan Stanley has shared voting power over 9,612,544 Ordinary Shares and shared dispositive power over 9,640,713 Ordinary Shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(17)

Based on a Schedule 13G filed with the SEC on February 4, 2022. Wellington Management Group LLP has shared voting power over 8,603,319 Ordinary Shares and shared dispositive power over 9,964,247 Ordinary Shares. Clients of Wellington Management Company LLP – IA, Wellington Management Canada LLC – IA, Wellington Management Singapore Pte Ltd – IA, Wellington Management Hong Kong Ltd – IA, Wellington Management International Ltd – IA, Wellington Management Japan Pte Ltd – IA, Wellington Management Australia Pty Ltd—IA (collectively, the “Wellington Investment Advisers”) own the ordinary shares reported. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(18)

Based on a Schedule 13G filed with the SEC on February 14, 2022. Invesco Ltd., in its capacity as a parent holding company to its investment advisers, may be deemed to beneficially own 8,637,673 ordinary shares which are held of record by clients of Invesco Ltd. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
(19)	Includes 2,586,131 restricted shares that have the ability to vote but are restricted from being transferred until their vesting dates.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and more than 10% shareholders to file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. Based on a review of the copies of such reports furnished to us, we believe that, during 2021, all transactions were timely filed.

Communications with Directors; Website Access to Our Corporate Documents

Shareholders or other interested parties can contact any director or committee of the Board by directing correspondence to Tracy M.J. Colden, Secretary, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida 33323, the United States of America. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

Our Internet address is www.playaresorts.com. Our Code of Conduct and the charters of the Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department.

We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. We also file the Annual Accounts and our Dutch Statutory Annual Reports with the Dutch trade registry.

These reports are available free of charge through our website as soon as reasonably practicable after they are filed with the respective agency. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC.

OTHER PROXY MATTERS

Information About Our 2023 Annual General Meeting: Shareholder Proposals and Shareholder Access

Because the Company is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Playa shareholders at the 2023 annual general meeting of shareholders. Under Dutch law and the Company’s Articles of Association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2023 annual general meeting of shareholders, the shareholder must fulfill the requirements set forth in Dutch law and the Company’s Articles of Association, including satisfying both of the following criteria:

•

the Company must receive the proposed agenda item (supported by reasons) or proposed resolution in writing or by electronic means (to playacorporatesecretary@playaresorts.com) no later than 60 days before the date of the 2023 annual general meeting of shareholders (which date has not yet been declared by the Board); and

•	the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution represent at least 3% of the Company’s issued share capital.

Under the Dutch Corporate Governance Code, if shareholders intend to request that an item be put on the agenda as described above that may result in a change in the Company’s strategy, for example as a result of the dismissal of one or several Board members, the Board should be given the opportunity to invoke a reasonable period of up to 180 days during which to respond to such request. If invoked, the Board should use the response time for further deliberation and constructive consultation, in any event with the relevant shareholder(s) requesting the agenda item, and the Board should explore the alternatives. At the end of the response time, the Board should report on this consultation and the exploration to the shareholders meeting. A response time may be stipulated only once for any given shareholders meeting and should not apply to an item in respect of which the response time had been previously stipulated, or to meetings where a shareholder holds at least 75% of the issued capital as a consequence of a successful public bid. In addition, the Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more of our directors or to amend any provision in our Articles of Association dealing with those matters, or when a public offer for the Company is made or announced without the Company’s support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of the Company and its business. During a cooling-off period, the general meeting cannot dismiss, suspend or appoint our directors nor amend the provisions in our Articles of Association dealing with those matters, except at the proposal of the Board.

Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with at least a simple majority of the votes cast, provided that such votes represent more than 50% of the Company’s issued share capital.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in the Company’s proxy statement for the 2023 annual general meeting of shareholders, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at our 2023 annual general meeting of shareholders pursuant to Rule 14a-8, your proposal must be received by us no later than [•], 2022, and must otherwise comply with the requirements of Rule 14a-8 and Dutch law in order to be considered for inclusion in the 2023 proxy statement and proxy.

Any proposed agenda item or proposed resolution within the authority of shareholders under the Company’s Articles of Association or pursuant to Rule 14a-8 for our 2023 annual general meeting of shareholders should be sent by electronic means (to playacorporatesecretary@playaresorts.com) or to our registered office in the Netherlands at the following address:

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

The Right of Shareholders to Request a Shareholder Meeting

Under Dutch law and the Company’s Articles of Association, shareholder meetings can be convened at the request of shareholders with due observance of article 2:110 of the Dutch Civil Code, which is the article that addresses this subject under Dutch law. That provision of Dutch law provides that only one or more shareholders representing at least ten percent (10%) of the issued share capital may make a request to the Board to convene a meeting within six weeks and also provides a procedure to approach the Dutch court in preliminary relief proceedings in Amsterdam, if the Board fails to call such a meeting. The provisions under the Dutch Corporate Governance Code relating to invoking a response time and the provision under Dutch law relating to a cooling-off period, as described above, apply mutatis mutandis if shareholders request the convening of a shareholder meeting.

Shareholders Sharing the Same Address

The Company is sending only one copy of its proxy statement to shareholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householded mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Tracy M.J. Colden, Secretary, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida, 33323 or by phone at 1-866-540-7095. You may also contact the Company if you received multiple copies of the annual general meeting materials and would prefer to receive a single copy in the future.

Other Matters

The Dutch Civil Code does not permit any business to be voted on at the AGM other than that stated in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are represented in person or by proxy the AGM.

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 a.m. Central European Summer Time on May 11, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:59 a.m. Central European Summer Time on May 11, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 5:59 a.m. Central European Summer Time on May 11, 2022.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E69081-P19476	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAYA HOTELS & RESORTS N.V.
The Board of Directors recommends you vote “FOR” each of the directors listed in proposal 1 and “FOR” proposals 2, 3, 4, 5, 6, 7 and 8.
		For	Against	Abstain
1.	Appointment of the following seven directors, each for a term ending immediately after the next annual general meeting of shareholders:					For	Against	Abstain

	1a. Bruce D. Wardinski	☐	☐	☐	3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022	☐	☐	☐

	1b. Hal Stanley Jones	☐	☐	☐	4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2022	☐	☐	☐

	1c. Mahmood Khimji	☐	☐	☐	5. A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”)	☐	☐	☐

	1d. Elizabeth Lieberman	☐	☐	☐	6. Discharge of the Company’s directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2021	☐	☐	☐

	1e. Maria Miller	☐	☐	☐	7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company	☐	☐	☐

	1f. Leticia Navarro	☐	☐	☐

8.  Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital

						☐	☐	☐

	1g. Karl Peterson	☐	☐	☐

2.	Adoption of the Company’s Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2021	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — —

E69082-P19476

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF PLAYA HOTELS & RESORTS N.V.

The undersigned hereby appoints Paul van der Bijl, independent civil law attorney, and Daan Hagelstein, independent deputy civil law notary, working with NautaDutilh N.V., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Playa Hotels & Resorts N.V. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held on May 12, 2022 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual General Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” EACH OF THE DIRECTORS NOMINATED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7 and 8 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side